Exhibit 10.1
Execution Copy
LIMITED LIABILITY COMPANY AGREEMENT
OF
KANSAS GAMING PARTNERS LLC
INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED BY SUCH ACT AND SUCH LAWS.

INTERESTS ARE ALSO SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER.

LIMITED LIABILITY COMPANY AGREEMENT
OF KANSAS GAMING PARTNERS LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into and shall be effective as of the 24th day of September, 2009, and is made by and among Kansas Gaming Holdings LLC, a Delaware limited liability company (“KGH”), CVG Kansas Gaming LLC, a Delaware limited liability company (“Clairvest”), and Lakes Kansas Casino Management, LLC, a Minnesota limited liability company (“Lakes” and with KGH and Clairvest, each a “Member” and, collectively, the “Members”), and each other person who becomes a Member from time to time. All capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in Appendix I.
RECITALS
     WHEREAS, Kansas Gaming Partners LLC (the “Company”) was formed as a Delaware limited liability company pursuant to the filing of the Certificate in the office of the Secretary of State of the State of Delaware on September 24, 2009;
     WHEREAS, on the Effective Date, the Company entered into a contribution agreement pursuant to which, among other things, KGH contributed all of the membership interests in Chisholm Creek Casino Resort, LLC, a Delaware limited liability company (“Chisholm”), to the Company, such that Chisholm is a wholly owned Subsidiary of the Company;
     WHEREAS, the Members by this document intend to establish the operating rules by which the Company is to be governed; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:
SECTION 1
THE COMPANY
     1.1 Formation; Limited Liability Company Agreement. The Company was formed as a limited liability company under and pursuant to the provisions of the Act by filing the Certificate with the Secretary of State, State of Delaware on September 24, 2009. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Agreement, the Members are admitted as members of the Company. Subject to Section 8 and the other terms hereof, by execution of an amendment hereto, or a joinder agreement, additional persons may be admitted as Members and the Capital Contribution made shall be as set forth in the amendment, or, if appropriate, such joinder agreement. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement.
     1.2 Name. The name of the Company is “Kansas Gaming Partners LLC” and all business of the Company shall be conducted in such name. The Board may change the name of the Company upon ten (10) Business Days notice to the Members.

     1.3 Purpose; Powers.
          (a) The purpose of the Company is to operate the Business.
          (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a) hereof.
     1.4 Principal Place of Business. The principal place of business of the Company shall be determined by the Board. The Board may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days notice to the Members. The registered office of the Company in the State of Delaware initially is located at the address set forth in the Certificate.
     1.5 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue perpetually until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 9 hereof.
     1.6 Title to Property. All Property owned by the Company shall be owned by the Company (or a Subsidiary of the Company) as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.
SECTION 2
CAPITAL CONTRIBUTIONS
     2.1 Initial Capital Contribution. Each of the Members has made an initial Capital Contribution on or prior to the Effective Date in the amount set forth opposite its name on Appendix II. The Members hereby agree that no Member shall be entitled to credit for making any Capital Contribution or other expenditure on or prior to the Effective Date except as set forth on Appendix II.
     2.2 Subsequent Fundings; Capital Commitments.
          (a) In the event it is determined by the Board in the Board’s sole discretion that funds in excess of the initial Capital Contributions are required (x) in connection with any of the purposes set forth in Section 1.3, (y) to pay for fees, costs or expenses payable by the Company or its Subsidiaries pursuant to this Agreement or (z) otherwise to meet the Company’s then-existing obligations, then:
               (i) The Board may make a written request (a “Call Notice”) of each Member for such Member’s pro rata portion of any such additional funds, as determined in accordance with this Section 2.2(a). Notwithstanding the foregoing, it is understood and agreed that the Members shall cause their Voting Representatives to the Board not to withhold or delay a Call Notice prior to the Members reaching their Capital Commitments for the purpose of obtaining any concession or other benefit from the other Members. Any such Call Notice shall set forth (x) the use(s) for the proceeds of the capital call, (y) the total amount of the capital call for all Members and such Member’s pro rata portion and (z) the date upon which such Capital Contribution is to be paid to the Company by the Members, which date shall be no less than 21 days with respect to any Call Notice for any Capital Contribution in excess of the Capital Commitment for such Member.
               (ii) After the initial Capital Contributions set forth in Section 2.1 have been funded and until the time any adjustment of the Capital Commitments is made pursuant to Sections 2.2(b)(ii) or 2.2(b)(iii), Capital Contributions in response to a Call Notice shall be made by each of the Members (x) first, in the ratio of the amounts necessary to bring the Members’ respective Net Notional Capital Contributions into the same ratio as (or as close as possible to) their respective Percentage Interests (until such balancing has first been achieved) and (y) from and after the time the Members’ respective Net Notional Capital Contributions have first been brought into the same ratio as their respective Percentage Interests, in the ratio of the Members’ respective Percentage Interests.
               (iii) Notwithstanding anything to the contrary contained in this Agreement, in the event that (x) Distributions (other than Distributions of the Privilege Fee following a Licensing Withdrawal) are about to be made by the Company to the Members, (y) the Capital Commitments and Percentage Interests have not been reset in accordance with Sections 2.2(b)(ii) or 2.2(b)(iii), and (z) the Members’ respective Net Notional Capital Contributions as of the date of such Distributions have never been in the ratio of their respective Percentage Interests, then prior to making such Distributions, the Board shall be required to issue a Call Notice requiring any Member whose Net Notional Contribution Percentage is less than such Member’s Percentage Interests to make a Capital Contribution (a “Catch-Up Contribution”) and the Catch-Up Contributions shall be distributed to any Member whose Net Notional Contribution Percentage exceeds its Percentage Interests (a “Catch-Up Distribution”). Such Catch-Up Contributions and Catch-Up Distributions shall be in the amounts necessary to bring the Members’ respective Net Notional Capital Contributions into the ratio of their respective Percentage Interests as amended. Any Member required to make a Catch-Up Contribution pursuant to this Section 2.2(a)(iii) may elect by providing written notice of such election to each of the Members to instead have the amount of such Catch-Up Contribution offset against Distributions it would otherwise be entitled to receive on or about such date in favor of the Member or Members entitled to receive a Catch-Up Distribution.
          (b) Notwithstanding anything to the contrary contained in this Agreement:
               (i) Subject to Sections 2.2(b)(ii), 2.2(b)(iii) and 2.2(b)(iv) hereof, (x) no Member shall be required to make any Capital Contribution in excess of the Capital Commitment for such Member set forth on Appendix II, (y) Capital Contributions called by the Board in excess of Capital Commitments are voluntary and (z) the Capital Commitment of a Member may not be altered without such Member’s prior written consent. No Member shall be required to make a Capital Contribution except as provided in this Section 2.
               (ii) Notwithstanding Section 2.2(b)(i) hereof, the Board shall have the right prior to April 15, 2010 to amend the Capital Commitments of the Members based on the

Estimated Total Equity at the time of such amendment in accordance with the Commitment Amendment Rules. Any such amendment shall also amend the Percentage Interests to be in the ratio of the revised Capital Commitments (subject to Post-Conversion Adjustment). Any amendment made pursuant to this Section 2.2(b)(ii) shall be deemed an amendment to this Agreement retroactive to the Effective Date as if included in this Agreement on the Effective Date, and the Board shall prepare and attach a substitute Appendix II and provide each Member with a copy thereof. Notwithstanding Section 2.2(a)(ii) hereof, Capital Contributions in response to a Call Notice after any such amendment shall be made by each of the Members (x) first, in the ratio of the amounts necessary to bring the Members’ respective Net Notional Capital Contributions into the ratio of (or as close as possible to) their respective Percentage Interests as amended in accordance with this Section 2.2(b)(ii) (until such balancing has first been achieved) and (y) from and after the time the Members’ respective Net Notional Capital Contributions have first been brought into the same ratio as their respective Percentage Interests as amended in accordance with this Section 2.2(b)(ii), in the ratio of the Members’ respective Percentage Interests as so amended.
               (iii) It is anticipated that the Board will have all information necessary to calculate the final Estimated Total Equity and to make final adjustments, if any, in connection with Section 2.2(b)(ii) on or prior to April 15, 2010. If, however, subsequent to such date but prior to April 15, 2011, the Board determines that the assumptions on which such prior determination was based are no longer accurate, then notwithstanding Section 2.2(b)(i) hereof, the Board shall have the further right until April 15, 2011 to amend the Capital Commitments of the Members based on the Estimated Total Equity at the time of such amendment in accordance with the Commitment Amendment Rules. Any such amendment shall also amend the Percentage Interests to be in the ratio of the revised Capital Commitments (subject to Post-Conversion Adjustment). Any amendment made pursuant to this Section 2.2(b)(iii) shall be deemed an amendment to this Agreement retroactive to January 1, 2010 as if included in this Agreement on January 1, 2010, and the Board shall prepare and attach a substitute Appendix II and provide each Member with a copy thereof. Notwithstanding Section 2.2(a)(ii) hereof, Capital Contributions in response to a Call Notice after any such amendment shall be made by each of the Members (x) first, in the ratio of the amounts necessary to bring the Members’ respective Net Notional Capital Contributions into the ratio of (or as close as possible to) their respective Percentage Interests as amended in accordance with this Section 2.2(b)(iii) (until such balancing has first been achieved) and (y) from and after the time the Members’ respective Net Notional Capital Contributions have first been brought into the same ratio as their respective Percentage Interests as amended in accordance with this Section 2.2(b)(iii), in the ratio of the Members’ respective Percentage Interests as so amended.
               (iv) Notwithstanding anything to the contrary contained in this Agreement, in the event that (x) an amendment has been made pursuant to Section 2.2(b)(ii) and/or Section 2.2(b)(iii), (y) the Board determines in its reasonable discretion at a time after such amendment that no further Capital Contributions will be needed and (z) the Members’ respective Net Notional Capital Contributions as of the date of such determination are not in the ratio of their respective Percentage Interests as amended by Section 2.2(b)(ii) and/or Section 2.2(b)(iii), then the Board may issue a Call Notice requiring any Member whose Net Notional Contribution Percentage is less than such Member’s Percentage Interests to make a Catch-Up Contribution and a corresponding Catch-Up Distribution shall be made to any Member whose

Net Notional Contribution Percentage exceeds its Percentage Interests. Such Catch-Up Contributions and Catch-Up Distributions shall be in the amounts necessary to bring the Members’ respective Net Notional Capital Contributions into the ratio of their respective Percentage Interests as amended.
               (v) In the event of any adjustment of the Percentage Interests as a result of the operation of the provisions of this Section 2.2(b) that occurs after a Contribution Loan has been converted in accordance with Section 2.3(b), the Capital Accounts of the Members shall be readjusted to be allocated amongst the Members such that (x) if the Members made the Capital Contributions necessary to bring the Members’ respective Net Notional Capital Contributions into the ratio of their respective (adjusted) Percentage Interests, then (y) the Capital Accounts would be allocated amongst the Members in the ratio of their respective (adjusted) Percentage Interests.
          (c) The Members acknowledge that the adjustment of Capital Commitments and Percentage Interests pursuant to Sections 2.2(b)(ii) or 2.2(b)(iii) and the making of Catch-Up Contributions and Catch-Up Distributions pursuant to Sections 2.2(a)(iii) and 2.2(b)(iv) shall not trigger any alteration of the governance of the Company. Notwithstanding the foregoing, (A) the failure of any Member to make (x) a Catch-Up Contribution required pursuant to Section 2.2(a)(iii) or 2.2(b)(iv) or (b) any Capital Contribution required pursuant to Section 2.2(b) shall be subject to the provisions of Sections 2.3 and 4.1(g) and (B) if, as a result of a Member’s failure to timely make a Catch-Up Contribution, another Member does not timely receive a Catch-Up Distribution to which such Member is entitled, the Member that was entitled to receive the Catch-Up Distribution shall be treated as if it received such Catch-Up Distribution and re-contributed such amount in respect of the unfunded Catch-Up Contribution as a Funding Member funding a Contribution Loan in respect of an Unfunded Capital Contribution.
     2.3 Member Loans for Failure to Fund Capital Contributions.
          (a) If any Member shall fail to timely make a Capital Contribution pursuant to Section 2.2 (such Member hereinafter referred to as a “Non-Funding Member” and any such unfunded amount by a Non-Funding Member hereinafter referred to as the “Unfunded Capital Contribution”) and such failure is not cured within ten (10) days of the due date for such Capital Contribution (as such due date shall be set forth in the applicable Call Notice and for purposes hereof the tenth (10th) day following such due date, the “Determination Date”), then:
               (i) Any other Member who is not a Non-Funding Member (each a “Funding Member”) may fund all or part of such Funding Member’s pro-rata portion (which shall be determined by calculating the percentage obtained by dividing any such Funding Member’s Percentage Interest (expressed as a decimal) by the aggregate sum of all Funding Members’ Percentage Interests (expressed as a decimal)) of such Unfunded Capital Contribution by providing written notice to the Board (a “Funding Notice”) within ten (10) days after the Determination Date (the “Determination Period”); provided that if both (x) the Capital Commitments have been adjusted pursuant to Section 2.2(b) and the Estimated Total Equity has been determined to be less than $100 million and (y) either KGH or Clairvest (but not both) is a Non-Funding Member, then solely Clairvest or KGH (whichever is not the Non-Funding Member) may fund all or part of such Unfunded Capital Contribution by providing a Funding

Notice within the Determination Period. All such funding shall be complete on or prior to the fifth (5th) Business Day following the expiration of the Determination Period (the “Funding Deadline”).
               (ii) In the event any Funding Member chooses to fund less than all of the portion of an Unfunded Capital Contribution that such Funding Member is entitled to fund pursuant to Section 2.3(a)(i), each of the other Funding Members (if any) shall have the right, on a pro-rata basis (which shall be determined by calculating the percentage obtained by dividing any such Funding Member’s Percentage Interest (expressed as a decimal) by the aggregate sum of all Funding Members’ (other than the Funding Member which did not fund its complete pro-rata share of the Unfunded Capital Contribution) Percentage Interests (expressed as a decimal)), to fund such remaining Unfunded Capital Contribution until either (x) all of such Unfunded Capital Contribution is funded or (y) each of the Funding Member(s) no longer desires to fund any remaining portion of such Unfunded Capital Contribution. The Board shall provide the Funding Member(s) (other than the Funding Member which did not fund the Unfunded Capital Contribution) written notice (each an “Additional Funding Notice”) of the right to fund the Unfunded Capital Contribution (as to each respective Call Notice, such written notice shall be initially given within five (5) days after the Funding Deadline and thereafter promptly following any Additional Funding Date (as defined below)) and any Funding Member(s) shall thereafter have ten (10) Business Days following receipt of any Additional Funding Notice to fund all or a part of its pro-rata portion of such Unfunded Capital Contribution as set forth herein. Any day during such ten Business Day period on which a Funding Member funds an additional amount shall be hereinafter referred to as a “Additional Funding Date.”
               (iii) The funding of amounts by a Funding Member in respect of an Unfunded Capital Contribution shall be made directly to the Company but shall be treated as (x) a non-recourse loan (except to the extent of the Non-Funding Member’s Interest) made by the Funding Member to the Non-Funding Member, bearing interest at a rate of eighteen percent (18%) per annum with interest compounding quarterly (a “Contribution Loan”), followed by (y) a Capital Contribution (including for Capital Account purposes) by such Non-Funding Member to the Company. Any such Contribution Loan shall only be repaid directly by the Company on behalf of the Non-Funding Member to the Funding Member only from Distributions otherwise distributable to the Non-Funding Member, and shall have priority over any other amounts to be distributed to the Non-Funding Member. Amounts paid directly by the Company to the Funding Member on account of the loan shall be deemed Distributions to the Non-Funding Member. Any Distributions used to repay such loan shall be applied first to the interest and then to the principal of such loan.
               (iv) Notwithstanding Section 2.3(a)(iii), from and after the date of the Commitment Completion, the funding of amounts by a Funding Member in respect of a Non-Funding Member’s Unfunded Capital Contribution shall be treated as a Capital Contribution to the Company by such Funding Member, and the Members’ Percentage Interests shall automatically be adjusted as follows: As of the later of the Funding Deadline or the last Additional Funding Date to occur, (x) the Percentage Interest of such Non-Funding Member shall be reduced (but not below zero) by an amount equal to a fraction (expressed as a percentage), the numerator of which is the amount of such Unfunded Capital Contribution and the denominator of which is the Net Notional Capital Contributions of all the Members at such time, and (y) the Percentage Interest of each Funding Member shall be increased by its pro rata portion (based on the respective portions of the Unfunded Capital Contribution funded by each Funding Member) of the amount of the reduction in the Percentage Interest of the Non-Funding Member.
          (b) A Contribution Loan may be converted into a Conversion Interest (x) at any time if all Members holding Contribution Loans agree to effect such conversion or (y) at any time after the one-month anniversary of the date on which all Catch-Up Contributions became due in accordance with Section 2.2(a)(iii) or Section 2.2(b)(iv) or (z) at any time after the Project Opening has occurred; provided that in any event, a conversion of a Contribution Loan shall only be permitted if at some point in time after the Effective Date either (A) the Members’ respective Net Notional Capital Contributions were brought into the same ratio as their respective Percentage Interests or (B) the Capital Commitments were adjusted in accordance with Sections 2.2(b)(ii) or 2.2(b)(iii). Notwithstanding the foregoing, (1) all outstanding Contribution Loans shall become convertible at the option of the holder immediately prior to any Sale or refinancing of the Company (in which all or a portion of the proceeds of such refinancing would be distributed to the Members), and (2) all outstanding Contribution Loans shall become convertible at the option of the holder immediately upon the occurrence of the Commitment Completion. The Funding Member holding such Contribution Loan shall effect any such conversion by sending a written notice to each of the Members setting forth the Funding Member’s desire to cause such conversion, upon delivery of which:
               (i) If at the time the converting Contribution Loan was made, the Actual Capital Contributions previously made by the Non-Funding Member were less than such Non-Funding Member’s Capital Commitment as of such time, then the Percentage Interest of such Non-Funding Member shall be reduced (but not below zero) by an amount equal to the product of (A) two times (2x) (B) a fraction (expressed as a percentage), the numerator of which is the unpaid principal amount of such Contribution Loan at the time of conversion and the denominator of which is the lesser of (x) the Net Notional Capital Contributions of all the Members or (y) the sum of the Members’ aggregate Capital Commitments, in each case at the time the converting Contribution Loan was made. The Percentage Interest of the Funding Member holding such Contribution Loan shall be increased by the amount of the reduction in the Percentage Interest of the Non-Funding Member.
               (ii) If at the time the converting Contribution Loan was made, the Actual Capital Contributions previously made by the Non-Funding Member were equal to or greater than such Non-Funding Member’s Capital Commitment as of such time, then the Percentage Interest of such Non-Funding Member shall be reduced (but not below zero) by an amount equal to a fraction (expressed as a percentage), the numerator of which is the unpaid principal amount of such Contribution Loan at the time of conversion and the denominator of which is the Net Notional Capital Contributions of all the Members at the time such Contribution Loan was made. The Percentage Interest of the Funding Member holding such Contribution Loan shall be increased by the amount of the reduction in the Percentage Interest of the Non-Funding Member.
               (iii) Notwithstanding Sections 2.3(b)(i) and 2.3(b)(ii), if at the time the converting Contribution Loan was made, (x) the Actual Capital Contributions previously made by the Non-Funding Member were less than such Non-Funding Member’s Capital Commitment as of such time and (y) the addition of the Unfunded Capital Contribution (in respect of which the Contribution Loan was made) to such Actual Capital Contributions would cause such Non-Contributing Member to have exceeded its Capital Commitment as of such time (i.e., when aggregated, a portion of such Unfunded Capital Contribution is below such Non-Funding Member’s Capital Commitment and a portion is above such Capital Commitment), then the conversion of all Contribution Loans made in respect of such Unfunded Capital Contribution shall be effected (A) in accordance with Section 2.3(b)(i) for a portion of each such Contribution Loan that is proportional to the portion of such Unfunded Capital Contribution that is above such Capital Commitment and (B) in accordance with Section 2.3(b)(ii) for the remaining portion of such Contribution Loan.
               (iv) Upon such conversion, any accrued and unpaid interest on such Contribution Loan shall be deemed canceled.
               (v) In the event of an adjustment of the Percentage Interests as a result of the operation of the provisions of this Section 2.3(b), the Capital Accounts of the Members shall be readjusted such that the Capital Accounts are allocated amongst the Members in the ratio of their respective adjusted Percentage Interests. For illustration purposes only, an example of the operation of this Section 2.3(b) is set forth on Schedule 2.3 delivered to each of the Members in connection with this Agreement.
          (c) Notwithstanding anything to the contrary contained herein, the Board shall be authorized to effect all calculations and provide copies of notices to all relevant Members which may be required, in the Board’s reasonable discretion, in connection with the operation of this Section 2.3.
     2.4 Reserved.
     2.5 Capital Accounts. A Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be (a) increased by (i) the amount of cash and the fair market value of any property (net of liabilities that the Company is considered to assume or take subject to) contributed by such Member to the Company, and (ii) allocations to such Member of Net Profits and any other allocations to such Member of items of income and gain pursuant to this Agreement, and (b) decreased by (i) the amount of cash and the fair market value of any property (net of liabilities that such Member is considered to assume or take subject to) distributed to such Member by the Company, and (ii) allocations to such Member of Net Losses and other allocations to such Member of items of loss and deduction pursuant to this Agreement. Determinations of fair market value pursuant to this Section 2.5 shall be made by the Board acting by Unanimous Action.
     2.6 Transfers. Upon a Transfer of an Interest in the Company that results in the Transferee becoming the owner of an Interest in the Company for United States federal income tax purposes, the Capital Account of the Member Transferring its Interest shall, to the extent of the Interest Transferred, become the Capital Account of the Person to whom such Interest is Transferred in accordance with Section 1.704-1(b)(2)(iv)(l) of the Regulations.

     2.7 Deficit Capital Account. Except as otherwise required in the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account.
     2.8 Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Section 704(b) of the Code. If the Board determines that the manner in which Capital Accounts are to be maintained pursuant to this Agreement are reasonably required to be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.
     2.9 Priority and Return of Capital. Except as otherwise provided herein, no Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution; provided, however, that this Section 2.9 shall not apply to any loan, guaranty, endorsement, collateral or other indebtedness (as distinguished from a Capital Contribution) given, made or incurred by a Member to the Company or any creditor of the Company or to any indebtedness of the Company to a Member in connection with any business transaction.
SECTION 3
ALLOCATIONS; DISTRIBUTIONS
     3.1 Allocations of Profits and Losses. For purposes of maintaining the Capital Accounts of the Company, Net Profits and Net Losses for any Allocation Year shall be allocated among the Members, to the extent possible, in such a manner as to cause the sum of (a) the balance in the Capital Account of each Member, (b) such Member’s share of Company (partnership) minimum gain (as determined according to Section 1.704-2(g) of the Regulations), and (c) such Member’s Member (partner) nonrecourse debt minimum gain (as defined in Section 1.704-2(i)(3) of the Regulations), to be equal to the aggregate amount of cash such Member would receive if all of the assets of the Company were sold for an amount of cash equal to their respective “book values” (as determined under the principles of the substantial economic effect safe harbor provisions of Section 1.704-1(b) of the Regulations, including adjustments to book value contemplated therein), all debt obligations (limited with respect to each nonrecourse liability to the “book value” of the assets securing such liability) were satisfied in accordance with their respective terms, and the remaining cash were distributed as provided in Section 3.5.
     3.2 Required Special Allocations. Notwithstanding Section 3.1 hereof:
          (a) Appropriate adjustments shall be made to the allocations of Net Profits and Net Losses (and the 704(b) “book value” of Company property), to the extent required under Sections 1.704-1(b)(2)(iv)(d), (e), (f) and (g) of the Regulations. Any determinations of fair market value in connection with the foregoing shall be made by the Board acting by Unanimous Action.
          (b) Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations. Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Percentage Interests.
          (c) Appropriate adjustments shall be made to the allocations of Net Profits and Net Losses to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations, limitations on allocations of losses pursuant to the alternate test for substantial economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Regulations, all issued pursuant to Section 704(b) of the Code. To the extent permitted by such Regulations, the allocations in such year and subsequent years shall be further adjusted (to the extent that offsetting allocations would not otherwise occur in the current or future periods) so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 3.1 hereof (as adjusted by Section 3.2(a) hereof) without regard to Section 3.2(b) and this Section 3.2(c).
          (d) Notwithstanding anything to the contrary in this Agreement, if any allocation in this Agreement would cause the Company’s allocations to violate Section 514(c)(9)(B)(vi) of the Code (taking into account its incorporation by reference of the “substantial economic effect” requirement of Section 704(b)(2) of the Code), then such allocation shall not be made and such allocation shall be adjusted to comply with Section 514(c)(9)(B)(vi) of the Code, taking into account, to the extent possible, the intent of this Agreement.
     3.3 Tax Allocations.
          (a) Except as provided below, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 3.1 and 3.2.
          (b) Notwithstanding the foregoing, in accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company or that is revalued pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, shall solely for tax purposes and not for purposes of maintaining Capital Accounts, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution or revaluation. Any elections as to the method (traditional, traditional with curative allocations, remedial or other) to take account of any such variation shall be made by the Board acting by Unanimous Action.
     3.4 Distributions. The Board may from time to time make Distributions at such times and in such amounts as it shall determine; provided that Available Cash shall be distributed no later than 60 days after the end of each calendar quarter. At such times as a Distribution is made, the Board shall provide the Members with a statement setting forth, in reasonable detail, the manner in which the Distributions were calculated and determined. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a Distribution if such Distribution would violate the Act. All Distributions must be in cash except as otherwise provided in Section 9.9 of this Agreement. In the event the Privilege Fee is returned to the Company in connection with a Licensing Withdrawal, unless otherwise agreed by the Board acting by Special Unanimous Action, the Privilege Fee (less the amount of any expenses incurred by the Company) shall be promptly distributed by the Company to the Members in the ratio in which the Members contributed the Privilege Fee as set forth on Appendix II.
     3.5 Priority of Distributions.
          (a) Any Distributions (other than Distributions of the Privilege Fee following a Licensing Withdrawal) shall be distributed to the Members pro rata in accordance with their respective Percentage Interests in the Company.
          (b) Any reference in this Agreement to a Distribution pursuant to this Section 3.5 shall, as the context requires, include a corresponding Distribution pursuant to Section 9.2(c).
     3.6 Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.
     3.7 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to a return of its Capital Contribution, except as specifically set forth in this Agreement.
     3.8 Accounting Period. The accounting period of the Company shall be the Allocation Year.
     3.9 Withholding. All amounts withheld pursuant to the Code or any provision of any state or local law with respect to any Distribution or allocation to one or more of the Members shall be treated as amounts distributed to the applicable Member(s) for all purposes of this Agreement and therefore shall reduce subsequent Distributions to which such Member(s) are otherwise entitled. The Company is authorized to withhold from Distributions and with respect to allocations to the Members and to pay over to any federal, state or local government any amounts required to be so withheld therefrom or with respect thereto pursuant to the Code or any provision of any other federal, state or local law.
SECTION 4
MANAGEMENT
     4.1 Board of Managers.
          (a) The management of the Company shall be the responsibility of a board of managers (the “Board”), acting alone as a group as described below and without the consent of any Member (except as otherwise expressly provided herein), which shall have the full right, power, authority and discretion to take any action on behalf of the Company, subject to Section 4.1(c) below and the provisions herein that require approval of all of the Voting Representatives.

          (b) Subject to Section 4.1(g), the Board shall consist of five (5) Representatives, of whom three (3) shall be Voting Representatives and two (2) shall be Non-Voting Representatives. KGH shall appoint two (2) individuals to serve as Voting Representatives to the Board to act on its behalf with respect to matters covered by this Agreement. Clairvest shall appoint one (1) individual to serve as a Voting Representative to the Board to act on its behalf with respect to matters covered by this Agreement and one (1) individual to serve as a Non-Voting Representative. Lakes shall appoint one (1) individual to serve as a Non-Voting Representative. The names and addresses of the initial Representatives of the Board, who are to hold such positions from and after the date of this Agreement until their removal or resignation pursuant to this Agreement or until their respective successors are elected and qualified pursuant to this Agreement, are as set forth on Appendix III. Any Member may replace its Representatives or revoke any such appointment at any time and from time to time by giving written notice to the Board and the other Members. Each Member shall promptly fill any vacancy caused by the death, removal or resignation of any of its Representatives by written notice to the Board and the other Members. Subject to Section 4.1(g), no Member other than KGH or Clairvest shall have a right to appoint Voting Representatives to the Board.
          (c) Any action of the Board will require the majority approval of the Voting Representatives then serving, except that (i) the actions set forth on Appendix IV and as otherwise provided for herein (collectively, the “Unanimous Actions”) shall require the unanimous approval of the Voting Representatives then serving and (ii) the actions set forth on Appendix V (the “Special Unanimous Actions”) shall require both the unanimous approval of the Voting Representatives then serving and the approval of Lakes. A Representative may delegate its authority as a Representative to any other Representative appointed by the same Member by providing the Board and all the Members with written notice of such delegation.
          (d) The Board shall hold meetings as and when reasonably requested by any Representative. At least two (2) Business Days prior notice by the requesting Representative via telephone, electronic mail or facsimile (unless otherwise waived) shall be required with respect to meetings of the Board. If any Voting Representative is unable to attend on the designed date, such Voting Representative may defer the meeting by up to three Business Days after the date set forth in the original notice (unless there is a bona fide third party requirement that the meeting occur earlier) by providing written notice (which may be by electronic mail) of such deferral to each of the other Representatives no later than six (6) hours prior to the proposed time of the meeting. All meetings of the Board shall be held either (i) in person, and/or (ii) by telephone conference or similar means of communication by which Representatives can participate in the meeting and hear each other (and such participation in a meeting in this manner shall constitute presence in person at the meeting), as mutually agreed by the Representatives and if agreement cannot be reached the parties shall meet in person but shall make the option of attending such meeting by telephone conference available to any Representative that cannot attend in person for whatever reason. Whenever the Board is required or permitted to take any action by vote, such action may be taken without a meeting and without a vote, if (x) a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by (A) all of the Voting Representatives then serving (except that if a Voting Representative has delegated its authority in accordance with Section 4.1(c), its signature shall not be required but that of its delegate, in such capacity, shall be required) and (B) solely with respect to Special Unanimous Actions, Lakes, and (y) copies of all notices and other material information delivered to the

Voting Representatives in connection with obtaining such consent were (A) to the extent practicable, simultaneously delivered to the Non-Voting Representatives and (B) in any event delivered to the Non-Voting Representatives prior to obtaining such consent.
          (e) Any Representative exercising management powers or responsibilities expressly authorized by the Board shall be deemed to be a manager for purposes of applying the provisions of the Act, unless the context requires otherwise. Notwithstanding the foregoing or Section 18-402 of the Act (including the last sentence thereof), except as expressly provided for in this Agreement or in a resolution of the Board duly made in accordance with the terms of this Agreement, no Representative may bind the Company and no such Representative is an agent of the Company solely by virtue of being on the Board, and no such Representative has authority to sign, act for or bind the Company solely by virtue of being on the Board, all of such powers being vested in the Board acting as a group in accordance with the provisions of this Section 4.1. Any Representative that executes any document or instrument or otherwise takes any action to bind the Company in violation of this Section 4.1(e) shall be solely responsible for, and shall indemnify, defend and hold harmless the Company and each Member against, any losses that the Company, or such Member, as the case may be, may at any time become subject to or liable for by reason of the actions specified above.
          (f) Each Member shall be responsible for the compensation of its Representatives.
          (g) In the event that any Member fails to fund any Capital Contribution up to its Capital Commitment in response to a Call Notice (a “Defaulting Member”), then (x) except as otherwise provided in Sections 4.1(g)(iii) or 4.1(g)(iv), such Defaulting Member shall no longer have the right to appoint any Representatives to the Board and any Representatives previously appointed by such Defaulting Member shall immediately be removed from the Board, and (y) such Defaulting Member shall no longer have the right to approve any action otherwise requiring such Member’s approval under this Agreement (other than with regard to any amendment hereto). In addition to the foregoing:
               (i) If, following the Effective Date, the sole Defaulting Member has been KGH and both Clairvest and Lakes funded their full pro rata portions of KGH’s Unfunded Capital Contribution(s), then notwithstanding anything to the contrary herein, each of Clairvest and Lakes shall be entitled to appoint one (1) additional Voting Representative to the Board (such that Clairvest has a total of two (2) Voting Representatives and Lakes has a total of one (1) Voting Representative following such additional appointments).
               (ii) If, following the Effective Date, the sole Defaulting Member has been Clairvest and the operation of Section 2.3 has caused Lakes’s Percentage Interest to be at least fifteen (15) percentage points greater than Lakes’s Commitment Percentage at such time, then notwithstanding anything to the contrary herein, Lakes shall be entitled to appoint one (1) Voting Representative to the Board.
               (iii) If, following the Effective Date, each of KGH and Clairvest has been a Defaulting Member, but Lakes has not been a Defaulting Member and Lakes’s Contribution Percentage exceeds 50%, then notwithstanding anything to the contrary herein, Lakes shall be entitled to appoint three (3) Voting Representatives to the Board and each of KGH and Clairvest shall be entitled to appoint one (1) Voting Representative to the Board.
               (iv) If either (x) since the Effective Date, each of KGH and Clairvest has been a Defaulting Member, but Lakes’s Contribution Percentage is less than or equal to 50% or (y) since the Effective Date, each of KGH, Clairvest and Lakes has been a Defaulting Member, then notwithstanding anything to the contrary herein, each of the Members shall be entitled to appoint one (1) Voting Representative to the Board.
               (v) Notwithstanding anything to the contrary herein, (x) upon the removal of Representatives or appointment of additional Representatives pursuant to this Section 4.1(g), the number and classes of Representatives on the Board shall be adjusted to reflect such removals and appointments and (y) the changes to the composition of the Board contemplated by this Section 4.1(g) shall not affect the provisions of Section 4.1(c).
     4.2 Lakes Management Agreement. As provided in the Management Agreement, Lakes shall conduct the Project Operations until the termination of the Management Agreement pursuant to its terms. Except as set forth in the Management Agreement, Lakes shall not be entitled to compensation for conducting the Project Operations. Following the termination of the Management Agreement, the appointment of a new Person (who may but need not be a Member) to conduct the Project Operations shall be subject to approval of the Board acting by Unanimous Action.
     4.3 Officers and Authorized Persons.
          (a) The Board may designate one or more individuals as officers or agents of the Company (an “Authorized Person”), who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned and delegated to them from time to time by the Board; provided that an Authorized Person may only take a Unanimous Action or Special Unanimous Action with the applicable approval in accordance with Section 4.1(c) and may only take an action which requires approval of one or more Members upon such approval. Any such Authorized Person may be removed by the decision of the Board at any time, with or without cause but without prejudice to such Authorized Person’s contractual rights (if any). Each officer shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.3. Any number of offices may be held by the same individual.
          (b) The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company.
          (c) The Board hereby designates and appoints Steven E. Orbuch as the initial Authorized Person of the Company. Each of the Voting Representatives and each of the Members hereby agrees that the Company is authorized to execute, deliver and perform, and Mr. Orbuch, as an Authorized Person, acting alone on behalf of the Company, is hereby authorized to execute and deliver on the date hereof, (i) in the name of the Company (A) a contribution agreement with the Members and certain other parties, pursuant to which, among other things,

KGH shall contribute to the Company all right, title and interest in and to Chisholm, and (B) an amended and restated limited liability company agreement of Chisholm, in substantially the form attached as an exhibit to such contribution agreement, and (ii) in the Company’s capacity as the sole member of Chisholm, (x) the Management Agreement and (y) an assignment and assumption agreement dated the date hereof (a copy of which has been provided to Clairvest), pursuant to which Chisholm shall acquire the right to purchase certain land in connection with the Project.
     4.4 Management of Subsidiaries. The provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of any of its Subsidiaries, whether any such Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Company’s Subsidiaries shall be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members and the Board under this Agreement. Any and all references herein to the Company, the Board or any Member causing or directing any action on behalf of a Subsidiary of the Company shall be deemed to refer to the Company causing (or the Board or such Member causing the Company to cause), in its capacity as the sole member of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.
     4.5 Budgets.
          (a) Lakes shall prepare an Initial Capital Budget and an initial Operating Budget and submit each to KGH (with a copy to the Board) for KGH’s review and approval.
               (i) To the extent the Initial Capital Budget is less than or equal to $150 million (or such greater amount if the conditions to construction of the Non-Core Amenities set forth in the definition of Minimum Amenities are satisfied) and is within the parameters of the Minimum Amenities, the Initial Capital Budget shall become final upon approval by KGH. To the extent the Initial Capital Budget exceeds $150 million (or such greater amount if the conditions to construction of the Non-Core Amenities set forth in the definition of Minimum Amenities are satisfied) or is not within the parameters of the Minimum Amenities, KGH shall, within three days of approving such Initial Capital Budget, present such approved budget to Clairvest for Clairvest’s review and approval.
               (ii) KGH shall, within three days of approving the initial Operating Budget, present such approved budget to Clairvest for Clairvest’s review and approval, which approval shall not be unreasonably withheld.
               (iii) Clairvest shall have ten days from its receipt of any Initial Capital Budget or initial Operating Budget presented to it by KGH (which budget has been previously approved by KGH in accordance with Sections 4.5(a)(i) and 4.5(a)(ii)) to review such budget and to request and timely receive any additional information regarding any such budget as it may reasonably require (to the extent such information is reasonably available to the Company, Lakes or KGH), after which such budget shall be deemed final and approved by Clairvest unless Clairvest earlier notifies KGH in writing that it objects to such budget, in which case the Members will work together in good faith to resolve any dispute in an expeditious manner, and such budget shall be deemed final when approved by Clairvest. If Clairvest and KGH cannot resolve any dispute within 15 days of Clairvest’s notice to KGH of its objection, each of the expense items not approved by Clairvest will be reduced to the lower of the number approved by KGH or the number proposed by Clairvest.
          (b) The Initial Capital Budget approved in accordance with Section 4.5(a) shall remain in effect until the Project Opening. The initial Operating Budget approved in accordance with Section 4.5(a) shall remain in effect until the end of the Fiscal Year in which the Project Opening occurs.
          (c) (i) At least 30 days before the date on which it is anticipated the Project Opening will occur, and on or before November 30 of each year after the Project Opening (including November 30 of the year in which the Project Opening occurs, unless the Project Opening occurs during the month of December), Lakes shall prepare an annual Capital Budget and submit the same to KGH (with a copy to the Board) for KGH’s review and approval, and (ii) on or before November 30 of each year after Project Opening (including November 30 of the year in which the Project Opening occurs, unless the Project Opening occurs during the month of December), Lakes shall prepare an annual Operating Budget and submit the same to KGH (with a copy to the Board) for KGH’s review and approval. KGH shall, within three days of approving the annual Capital Budget or Operating Budget, present such approved budget to Clairvest for Clairvest’s review and approval. Clairvest shall have the right in its reasonable discretion to veto any operating expense line item on such budget that is in excess of the lesser of 105% of the previous year’s actual or budgeted amount for such line item by providing written notice to KGH within ten days of Clairvest’s receipt of such budget. Lakes, KGH and the Company shall provide any additional information regarding such budget as Clairvest may reasonably require (to the extent such information is reasonably available to Lakes, KGH or the Company). If Clairvest approves the annual proposed Capital Budget or Operating Budget or fails to notify KGH in writing of its veto within such ten day period, such budget shall become final. If Clairvest vetoes any line item, such line item shall be set at the lower of the previous year’s actual or budgeted number increased by the percentage by which the U.S. Consumer Price Index, All Urban Consumers (CPI-U), All Items, has increased since the date of the immediately preceding budget through the date such index is most recently made available prior to the date such line item is vetoed by Clairvest.
          (d) Notwithstanding the foregoing, it shall not be “reasonable” to veto any expense required by law.
          (e) During the term of the Management Agreement, Lakes shall fulfill its responsibilities as set forth in this Section 4.5. Following the termination of the Management Agreement, the Company shall cause the Person responsible for the Project Operations to fulfill the obligations of Lakes under this Section 4.5.
     4.6 Company Expenses. Each of the Members shall be responsible for (a) its own formation and organizational expenses with respect to the entities constituting each of the Members and (b) its own due diligence expenses and all other costs and expenses incurred by such Member in connection with the negotiation and execution of this Agreement and its acquisition of its Interest, including, without limitation, all attorneys’ fees. Notwithstanding the foregoing, fees incurred by any of the Members from and after August 18, 2009, with regard to approved predevelopment expenses, due diligence and regulatory efforts for the benefit of the Company and Chisholm shall be deemed expenses of the Company, and any Member who pays such fees shall be entitled to reimbursement therefor. In connection therewith, such Member shall submit reasonably detailed evidence of such fees for review by the Board, and the Board acting by Unanimous Action shall review and have the power to approve such fees (such approval not to be unreasonably withheld).
SECTION 5
ROLE OF MEMBERS: WITHDRAWAL, PARTITION AND OTHER ISSUES
     5.1 Withdrawal/Resignation.
          (a) Except as otherwise provided in Section 5.1(b), or Section 9 hereof or Schedule 8.1 delivered to each of the Members in connection with this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the approval of the Board acting by Unanimous Action. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash.
          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AT ANY TIME PRIOR TO THE TIME THAT THE COMPANY OR ITS SUBSIDIARY HAS RECEIVED FINAL APPROVAL FROM THE KANSAS RACING AND GAMING COMMISSION AND THE PRIVILEGE FEE BECOMES NONREFUNDABLE (THE “HARD DEPOSIT TIME”), ANY MEMBER MAY CAUSE THE COMPANY AND/OR ITS SUBSIDIARY TO REQUEST ON BEHALF OF THE COMPANY AND/OR ITS SUBSIDIARY A REFUND OF THE PRIVILEGE FEE (THE “LICENSING WITHDRAWAL”), WHICH, WHEN RECEIVED, SHALL PROMPTLY BE DISTRIBUTED BY THE COMPANY IN ACCORDANCE WITH THE LAST SENTENCE OF SECTION 3.4.
               (i) If the Member causing the Licensing Withdrawal (the “Discontinuing Member”) in its sole discretion believes that less than five (5) Business Days remain until the Hard Deposit Time, the Discontinuing Member may immediately cause the Licensing Withdrawal without giving prior notice to, or receiving approval from, any other Member, but shall make reasonable efforts to contact the other Members as soon as practicable (each, a “Continuing Member”).
               (ii) If the Discontinuing Member in its sole discretion believes that at least five (5) Business Days remain until the Hard Deposit Time, then prior to causing the Licensing Withdrawal, the Discontinuing Member first shall be required to send a written notice (which may be sent by facsimile or e-mail) to the Continuing Members setting forth the Discontinuing Member’s intent to cause the Licensing Withdrawal.
               (iii) The Continuing Members shall have two (2) Business Days after receipt of such notice to decide among themselves whether to stop the Licensing Withdrawal, either (x) by reimbursing (in equal portions unless otherwise agreed by the Continuing Members) the Discontinuing Member for the Discontinuing Member’s contributed share of the Privilege

Fee or (y) by one of the Continuing Members becoming a Discontinuing Member and the remaining Continuing Member reimbursing both of the Discontinuing Members for their respective contributed shares of the Privilege Fee; provided that if any Discontinuing Member has not been reimbursed for its contributed share of the Privilege Fee prior to the expiration of such two (2) Business Day period for any reason, the original Discontinuing Member may immediately cause the Licensing Withdrawal without obtaining the approval of any other Member.
               (iv) If the Continuing Member(s) timely make(s) such Privilege Fee reimbursement, each Discontinuing Member shall, at the time the Company and/or Chisholm finally obtains Licensing, also be entitled to reimbursement by the Continuing Member(s) of (x) any documented expenses incurred by such Discontinuing Member in connection with the pursuit of the Licensing prior to the date of the Discontinuing Member’s withdrawal to the extent the Continuing Member(s) continued to benefit from such items in the ongoing pursuit of Licensing and such items would otherwise have qualified as expenses reimbursable by the Company in accordance with Section 4.6 above and (y) any Capital Contributions contributed by such Discontinuing Member in excess of its contributed share of the Privilege Fee. In the event of a dispute as to the amount of any expenses to be reimbursed in connection with this Section 5.1(b)(iv), any such dispute shall be resolved by an audit performed by an independent accounting firm selected by the Members that documents the actual documented expenses paid by each Discontinuing Member. The reimbursement of expenses under this Section 5.1(b)(iv) shall (x) occur after the expiration of the two (2) Business Day period set forth in the preceding paragraph, (y) be independent of (and shall not delay) the distribution of the Privilege Fee after the Licensing Withdrawal and (z) if there is more than one Continuing Member, be made in the ratio of the Continuing Members’ respective Percentage Interests. Following the reimbursement of the Privilege Fee and any expenses and additional Capital Contributions, (A) each Discontinuing Member shall be deemed to have withdrawn from the Company and shall no longer have an Interest in the Company, (B) such Discontinuing Member shall accordingly have no further right to participate in the management of the Company or to receive any Distributions, (C) such Discontinuing Member shall have no further rights with respect to the Project (although such Discontinuing Member’s obligations under Section 11.1 hereof shall continue to apply) and (D) the Continuing Member(s) shall amend and restate this Agreement to reflect the withdrawal of the Discontinuing Member(s) in a form mutually satisfactory to the Continuing Member(s) and, to the extent possible, consistent with the relative rights and obligations of the Continuing Member(s) as of the Effective Date. Notwithstanding anything to the contrary in the Management Agreement, if Lakes is a Discontinuing Member, Lakes agrees that the Continuing Member(s) shall have the right, but not the obligation, to cause Chisholm to terminate the Management Agreement at any time following the withdrawal of Lakes under this Section 5.1(b).
               (v) Each of the Voting Representatives and each of the Members hereby acknowledges and agrees that notwithstanding anything to the contrary herein, the original Discontinuing Member, acting alone, shall have the authority necessary to bind the Company, each of its Subsidiaries and each of the Members and to execute (and/or cause any Representative appointed by it to execute) any and all documents that may be required in connection with effecting the Licensing Withdrawal pursuant to the terms of this Section 5.1(b).

               (vi) Each of the Members agrees not to divulge to third parties that any Member has exercised its right to cause a Licensing Withdrawal until the earlier of (x) the date the Privilege Fee has been returned to the Company or its Subsidiary or (y) the date the Discontinuing Member has received a reimbursement of its contributed portion of the Privilege Fee.
               (vii) To the extent that at the time a request for a Licensing Withdrawal is being made, Chisholm does not have a bank account that the Company controls, the Company will direct that the Privilege Fee be refunded in accordance with the wire instructions set forth on Schedule 5.1 delivered to each of the Members in connection with this Agreement, and KGH will cause such amounts to be held in trust for the benefit of the Company and its Members and will cause the Privilege Fee to be distributed to the Members in accordance with this Section 5.1(b) and the last sentence of Section 3.4.
     5.2 Member Compensation. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or Capital Account or for services rendered on behalf of the Company or its Subsidiaries, or otherwise, in its capacity as a Member.
     5.3 Members Liability. No Member shall be liable, whether under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company (subject to Section 2 herein).
     5.4 Partition. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.
     5.5 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Board acting by Unanimous Action reasonably deems necessary to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.
     5.6 Tax Status. The Company shall be treated as a partnership for federal and state income tax purposes, and each Subsidiary of the Company (including Chisholm) shall be treated as a disregarded entity for such purposes. Any election by or for the Company or any Subsidiary to (a) be taxed as a “C” corporation for federal and state income tax purposes, (b) convert its form of organization to a corporation pursuant to Section 7.2 or (c) take any other action that would cause such status as a partnership or disregarded entity, as applicable, for tax purposes to change, shall require approval of the Board acting by Unanimous Action.

SECTION 6
ACCOUNTING, BOOKS AND RECORDS
     6.1 Accounting, Books and Records.
          (a) The Company shall keep at its principal place of business each of the following:
               (i) Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, all Capital Contributions made, all Distributions made and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement;
               (ii) A current list of the full name and last known business, residence, or mailing address of each Member, both past and present, together with the Percentage Interest of each Member;
               (iii) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
               (iv) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;
               (v) Copies of this Agreement, as may be amended from time to time;
               (vi) Copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution; and
               (vii) All material agreements entered into by the Company or any of its subsidiaries.
          (b) In accordance with Section 18-305 of the Act, any Member or its designated representative for a proper purpose related to its position as a Member has the right to have reasonable access to and inspect and copy the contents of such books or records.
     6.2 Reports. The Tax Matters Member of the Company shall be responsible for causing the preparation of financial reports of the Company as any Member may reasonably request from time to time.
     6.3 Tax Matters.
          (a) Tax Elections. Without any further consent of the Members being required (except as specifically required herein, including without limitation Section 5.6), the Board shall make any and all elections for federal, state, local, and foreign tax purposes, including without limitation any election, if permitted by applicable law to adjust the basis of

Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company Distributions.
          (b) Tax Matters Member. KGH, or such other Member designated by the Board from time to time, is specifically authorized to act as the “tax matters partner” under the Code and in any similar capacity under state or local law (the “Tax Matters Member”) and shall have the rights and responsibilities set forth in the Code for a “tax matters partner” and the rights and responsibilities set forth in this Agreement. Notwithstanding the foregoing, in exercising its authority as Tax Matters Member: (i) the Tax Matters Member shall give prompt notice to the Members of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Company income tax returns for any year, receipt of written notice of the beginning of an administrative or judicial proceedings at the Company level relating to federal income tax matters, receipt of written notice of the final Company administrative adjustment relating to the Company pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; (ii) during the pendency of any administrative or judicial proceeding at the Company or Subsidiary level relating to income tax matters, the Tax Matters Member shall furnish to each Member reports concerning the status of such proceeding at least once annually and more often as necessary to keep each Member reasonably informed of the progress of such proceeding; (iii) unless the issue in dispute with the Internal Revenue Service or other taxing authority would not disproportionately impact Clairvest in relation to the other Members, the Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of Clairvest (or any direct or indirect owner thereof) unless approved by Clairvest, (iv) unless the issue in dispute with the Internal Revenue Service or other taxing authority would not disproportionately impact Clairvest in relation to the other Members, the Tax Matters Member shall not bind Clairvest (or any direct or indirect owner thereof) to any settlement agreement in respect of any administrative or judicial proceeding at the Company level relating to federal, state, or local income tax matters unless approved by Clairvest, and (v) the Tax Matters Member shall promptly notify each of the Members if the Board (or the Tax Matters Member) does not intend to file for judicial review with respect to any final Company administrative adjustment relating to the Company. Moreover, nothing in this Section 6.3 shall be interpreted to permit the taking of any action (including settling any material legal action) that would otherwise constitute a Unanimous Action without the appropriate consent otherwise required by this Agreement.
SECTION 7
AMENDMENTS; CONVERSION
     7.1 Amendments. Amendments to the Certificate or this Agreement may be proposed by any Member. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the approval of the Board acting by Unanimous Action, except that notwithstanding Section 4.1(g), no proposed amendment to the Certificate or this Agreement shall be effective without the prior approval of each Member that such amendment materially and adversely affects.

     7.2 Conversion.
          (a) In the event the Company (upon the approval of the Board acting by Unanimous Action) changes the form of organization in which the Company conducts its business from a limited liability company to a corporation, which change shall be in accordance with Section 5.6 above and Section 7.2(c) below, either directly, through a merger with an existing corporation, or in any other manner elected by the Board acting by Unanimous Action, the Company may make all exchanges, and take all other actions, if any, as are reasonably necessary in connection with any conversion pursuant to this Section 7.2(a).
          (b) The shares of capital stock of the corporation resulting from a conversion of the Company to a corporation pursuant to Section 7.2(a) shall be distributed among the Members so that each Member shall receive an amount of such capital stock having a fair market value equal to the amount that would have been distributed to such Member pursuant to Section 9.2 (after adjusting the Members’ Capital Accounts for the hypothetical gain or loss that would be realized by the Company if all of the assets and business, subject to all liabilities, of the Company had been sold immediately prior to the conversion pursuant to Section 9.9 for an aggregate fair market value equal to the aggregate fair market value of such capital stock as reasonably determined by the Board acting by Unanimous Action).
          (c) Notwithstanding such conversion, the shares of capital stock issued shall, to the fullest extent possible, reflect the preferences and priorities set forth in Section 3 hereof.
SECTION 8
TRANSFERS
     8.1 Restrictions on Transfers.
          (a) Except as otherwise permitted by this Agreement, no Member shall Transfer, directly or indirectly, all or any of its Interest without the approval of the Board acting by Unanimous Action (any such Transfer so consented to or otherwise permitted hereunder being referred to in this Agreement as a “Permitted Transfer”). Notwithstanding the foregoing, no Transfer to an Unsuitable Party or a Company Competitor shall be permitted; provided that for the avoidance of doubt a Sale to a Company Competitor in accordance with Section 8.10 shall be permitted. Except for a Permitted Ownership Change, any direct or indirect change in the ultimate beneficial ownership of a Member’s Interest shall be deemed a Transfer for purposes of this Agreement. Notwithstanding the foregoing, without the prior written consent of any party, the following shall be deemed Permitted Transfers: (i) KGH may, directly or indirectly, Transfer its Interest in whole or in part so long as the Transferee is not an Unsuitable Party or a Company Competitor and following such Transfer Och-Ziff Real Estate Advisors LP or an Affiliate thereof retains (A) control over such Interest and (B) control over Investment Vehicles beneficially owning at least 51% of such Interest; and (ii) Clairvest may, directly or indirectly, Transfer its Interest in whole or in part so long as the Transferee is not an Unsuitable Party or Company Competitor and following such Transfer Clairvest Group Inc. or an Affiliate thereof retains (A) control over such Interest and (B) control over Investment Vehicles beneficially owning at least 51% of such Interest (the Permitted Transfers described in clauses (i) and (ii) being hereafter referred to as “Non-Control Transfers”). For purposes hereof, the term “KGH”

shall be deemed to include any Transferee of KGH, the term “Clairvest” shall be deemed to include any Transferee of Clairvest and the term “Lakes” shall be deemed to include any Transferee of Lakes.
          (b) Notwithstanding Section 8.1(a), the Members hereby agree to the procedures set forth on Schedule 8.1 delivered to each of the Members in connection with this Agreement with respect to regulatory conflicts.
     8.2 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 8.1(a) hereof unless and until all the following conditions are satisfied (each in the reasonable determination of Company Counsel, except for Section 8.2(e), which shall be determined as provided therein) or waived by the Board acting by Unanimous Action:
          (a) Such Transfer is made in compliance with the provisions of the Securities Act and applicable state securities laws and regulations.
          (b) Except in the case of a Transfer involuntarily by operation of law, the Transferor and Transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate in the opinion of Company Counsel to effect such Transfer. In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to Company Counsel. In all cases, the Company shall be reimbursed by the Transferor and/or Transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.
          (c) Such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder and would not make the Company ineligible for “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder.
          (d) Such Transfer would not (i) affect the classification of the Company for income tax purposes, (ii) cause the Company or any Member to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, (iii) violate or cause the Company or its Subsidiary to violate the Lottery Contract or Gaming Laws.
          (e) Solely with respect to Transfers occurring prior to Project Opening, such Transferee shall furnish to the Company one of (i) evidence of its creditworthiness and its financial ability to perform in a timely manner all of its obligations as a Member under this Agreement, the sufficiency of which evidence shall be determined by the Company’s outside auditor, (ii) an executed guaranty from the Transferor guaranteeing the Capital Commitment of such Transferee, (iii) a clean, unconditional and irrevocable letter of credit that (A) is issued by a reputable bank or similar financial institution having a net worth of $250,000,000 or more, (B) is for an amount not less than such Transferee’s expected remaining Capital Commitment, and (C) expires not less than six (6) months after the anticipated Project Opening (as provided in the Initial Capital Budget or otherwise reasonably determined by the Board), or (iv) evidence that the Transferee has deposited cash in an escrow account for the Company’s benefit in the amount of such Transferee’s expected Capital Commitment.
     8.3 Prohibited Transfers. Except as otherwise specifically provided herein, any purported direct or indirect Transfer of Interests that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Interests Transferred shall be strictly limited to the Transferor’s rights to allocations and Distributions as provided by this Agreement with respect to the Transferred Interests, which allocations and Distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the Transferor or Transferee of such Interests may have to the Company. In the case of a Transfer or attempted Transfer of Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
     8.4 Rights of Unadmitted Assignees. A Person who acquires Interests but who is not admitted as a substituted Member pursuant to Section 8.5 hereof shall be entitled only to allocations and Distributions with respect to such Interests in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.
     8.5 Admission of Substituted Members. Subject to the other provisions of this Section 8, a Transferee of Interests may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 8.5 (each in the reasonable determination of Company Counsel):
          (a) The Interests with respect to which the Transferee is being admitted were acquired by means of a Permitted Transfer;
          (b) The Transferee of Interests (other than, with respect to clauses (i) and (ii) below, a Transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to Company Counsel (and, in the case of clause (ii) below, the Transferor Member), (i) accept and adopt the terms and provisions of this Agreement and (ii) assume the obligations of the Transferor Member under this Agreement with respect to the Transferred Interests. The Transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the Transferor Member prior to transfer arising out of a breach of this Agreement by the Transferor Member and (y) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the Transferor Member under this Agreement;
          (c) The Transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the Transferee as a Member with respect to the Transferred Interests; and

          (d) Except in the case of a Transfer involuntarily by operation of law, if required by the Board, the Transferee (other than a Transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the Transferee and Transferor shall each execute and deliver such other instruments as Company Counsel deems necessary or appropriate to effect, and as a condition to, such Transfer, amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.
     8.6 Distributions and Allocations in Respect of Transferred Interests.
          (a) If any Interests are Transferred during any Allocation Year in compliance with the provisions of this Agreement, Net Profits, Net Losses, each item thereof, and all other items attributable to the Transferred Interests for such Allocation Year shall be divided and allocated between the Transferor and the Transferee by taking into account their varying holdings of Interests during the calendar year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board acting by Unanimous Action. All Distributions on or before the date of such Transfer shall be made to the Transferor, and all Distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Interests were Transferred and such other information as the Tax Matters Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all Distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interests on the last day of such Allocation Year. Neither the Company nor any Member shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section 8.6, whether or not the Company has knowledge of any Transfer of ownership of any Interests.
          (b) Any allocations or Distributions pursuant to Section 3 or Section 9.2 to a Member shall be made by taking into account all prior allocations and Distributions made to a Transferor of the Interests owned by such Member.
     8.7 Government Approvals. Notwithstanding anything to the contrary contained herein, any Transfer of a Member’s Interest pursuant to this Section 8 shall be subject to, and shall occur within a reasonable time after, all requisite approvals thereof have been obtained pursuant to the Lottery Contract and any other applicable federal, state or local law (as reasonably determined by Company Counsel).
     8.8 Preemptive Rights.
          (a) Notwithstanding anything to the contrary contained herein, each Member is hereby granted a preemptive right to purchase up to such Member’s Percentage Interest of all (or any part) of any Interest which the Company (by approval of the Board acting by Unanimous

Action) may, from time to time, propose to issue and sell, at the price and on the terms applicable to such proposed sale.
          (b) If the Company proposes to issue any Equity Security that is not outstanding on the Effective Date (each, an “Additional Interest”), it shall give each Member written notice (the “Preemptive Notice”) of its intention, describing the price and the terms upon which the Company proposes to issue and sell such Additional Interest. Each Member shall have ten (10) Business Days from the date of receipt of any such Preemptive Notice to agree to purchase up to such Member’s Percentage Interest of such Additional Interest for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the exact percentage (up to such Member’s Percentage Interest) of the Additional Interest to be purchased by such Member.
          (c) In the event any Member fails to exercise its preemptive rights hereunder, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of the Additional Interest covered thereby shall be closed) to sell such Additional Interest in respect of which such Members’ rights were not exercised on substantially the same terms or terms more favorable to the Company than specified in the applicable Preemptive Notice or as otherwise expressly approved by each of the Members. If the Company has not sold such Additional Interest in accordance with the foregoing within such ninety (90) day period, the Company shall not thereafter issue or sell any of such Additional Interest without first offering such Additional Interest to the Members in the manner provided in this Section 8.8.
     8.9 Tag-Along Rights.
          (a) If at any time or from time to time either KGH or Clairvest (such Member, the “Tagged Member”) proposes to Transfer any of its Interest in the Company to a non-Affiliate of such Tagged Member in one or more transactions (other than a Non-Control Transfer) and such Transfer has been approved in accordance with Section 8.1(a), each other Member shall be afforded the opportunity to join in each such Transfer as provided in Section 8.9(b), with each such Member being entitled to Transfer a portion of its Interest equal to such Member’s Percentage Interest of the Interest the Tagged Member proposes to Transfer.
          (b) Prior to the consummation of any transaction subject to this Section 8.9, the Tagged Member shall offer (the “Tag-Along Offer”) in writing to each other Member to cause the proposed Transferee to acquire from each Member a pro rata share of the Interests (as determined in accordance with Section 8.9(a)) being purchased by the proposed Transferee on the same terms and conditions as such proposed Transferee shall purchase the Interests from the Tagged Member. The Tag-Along Offer shall set forth the name of the prospective Transferee and the price, form of consideration and other material terms and conditions of the proposed purchase. Each of the Members shall receive from the proposed Transferee the same consideration in the same form and at the same time and such purchase shall be on the same terms and conditions. Each Member may accept the Tag-Along Offer by irrevocably notifying the Tagged Member in writing within ten (10) days from the receipt of the Tag-Along Offer (such notice, a “Tag-Along Acceptance”). If one or more Members has delivered a Tag-Along Acceptance to the Tagged Member, the Tagged Member may not Transfer any portion of its Interests to the proposed Transferee unless the proposed Transferee shall simultaneously purchase the entire pro rata share of the Interests (as determined in accordance with Section 8.9(a)) of each Member that has delivered a Tag-Along Acceptance to the Tagged Member (each such Member a “Tag-Along Member”).
          (c) Each Tag-Along Member shall make the same representations, warranties, covenants, indemnities and agreements to the proposed Transferee as the Tagged Member severally (as to itself and its Interests) and not jointly, and each Tag-Along Member shall bear its pro rata share of any closing costs associated with a Transfer in which it participates. In no event shall the aggregate liability of any Member to the proposed Transferee exceed such Member’s pro rata portion of any such liability, based on such Member’s portion of the total Interests included in the proposed Transfer, or such Member’s net proceeds of such sale. The Tag-Along Members shall not be required to enter into any non-competition agreement as a condition to participating in a Transfer in accordance with this Section 8.9, and the Tagged Member shall represent to each Tag-Along Member that there are no undisclosed side agreements or arrangements between the Tagged Member and any Transferee.
          (d) A Transferee of Interests under this Section 8.9, may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 8.
     8.10 Right of First Offer.
          (a) From and after the applicable Lockout Date, either KGH or Clairvest (such Member, the “Selling Member”) may at any time give written notice (“ROFO Sale Notice”) to the other Members setting forth the Selling Member’s intention to cause a Sale, subject to such other Members’ right of first offer as set forth in this Section 8.10.
          (b) Either Clairvest or KGH (whichever is not the Selling Member, the “ROFO Offeror”) shall have ten (10) days after receipt of the ROFO Sale Notice (the “ROFO Offer Period”) to send to the Selling Member and Lakes a written offer to purchase the Selling Member’s entire Interest (the “ROFO Offer”), subject to Lakes’s right to participate in such ROFO Offer as provided below. The ROFO Offer shall set forth (i) an all cash gross purchase price for the Company without deduction for any Company Debt (the “ROFO Valuation Amount”) and (ii) the net proceeds to be paid to the Selling Member in respect of the Selling Member’s Interest, which shall be the amount that would be distributed to the Selling Member under this Agreement if the Sale were consummated at the ROFO Valuation Amount and all Company Debt or other payments required to be made as a result of the Sale were repaid (the “ROFO Purchase Price”). The ROFO Offeror’s failure to deliver a ROFO Offer prior to the expiration of the ROFO Offer Period shall have the same effect as if the ROFO Offeror sent a ROFO Offer with a ROFO Valuation Amount and ROFO Purchase Price of zero and the Selling Member delivered a ROFO Rejection as of the date of the expiration of the ROFO Offer Period. Lakes shall have five (5) days after receipt of the ROFO Offer to send to the ROFO Offeror and the Selling Member a written offer to purchase its ROFO Participation Percentage of the Selling Member’s Interest on the terms set forth in the ROFO Offer (the “ROFO Participation Notice”). If Lakes timely sends a ROFO Participation Notice, (x) the ROFO Offer shall be deemed to be amended, such that the ROFO Offer shall constitute an offer by the ROFO Offeror and Lakes to collectively purchase all of, and to each individually purchase its ROFO

Participation Percentage of, the Selling Member’s Interest, and (y) Lakes shall be deemed to have irrevocably appointed the ROFO Offeror as its agent for purposes of this Section 8.10 and the ROFO Offeror may bind Lakes in connection herewith. The failure of Lakes to send a ROFO Participation Notice prior to the expiration of such five (5) day period shall constitute an irrevocable waiver by Lakes of its right to participate in such ROFO Offer (but shall not extinguish Lakes’s right to send a ROFO Participation Notice with respect to any future ROFO Offer). The Selling Member shall have ten (10) days after receipt of the ROFO Offer to send written notice to the other Members of the Selling Member’s intention to accept or reject the ROFO Offer, as amended by the ROFO Participation Notice, if any (a “ROFO Acceptance” or “ROFO Rejection,” respectively).
          (c) If the Selling Member sends a ROFO Acceptance:
               (i) Lakes (solely to the extent Lakes sent a ROFO Participation Notice) and the ROFO Offeror shall within five (5) Business Days after delivery of the ROFO Acceptance pay to the Selling Member a non-refundable cash down payment in an amount equal to ten percent (10%) of the ROFO Purchase Price (the “ROFO Deposit”), which shall be paid entirely by the ROFO Offeror if Lakes does not send a ROFO Participation Notice or pro rata in accordance with their respective ROFO Participation Percentages by the ROFO Offeror and Lakes if Lakes has sent a ROFO Participation Notice. If the ROFO Offeror fails to timely pay the ROFO Deposit (or its ROFO Participation Percentage thereof, as applicable), then the ROFO Offeror’s rights under this Section 8.10 shall be deemed extinguished and the Selling Member shall thereafter be free, at any time and from time to time, to cause a Sale in an arms-length transaction with a third party at such price as the Selling Member determines to be satisfactory without compliance with the provisions of this Section 8.10. If Lakes fails to timely pay its ROFO Participation Percentage of the ROFO Deposit, then (x) the ROFO Offer shall be deemed to revert to its original form as sent by the ROFO Offeror (as if Lakes never sent a ROFO Participation Notice), (y) Lakes’s rights under this Section 8.10 shall be deemed extinguished and (z) the ROFO Offeror shall be required to pay the remainder (i.e., Lakes’s ROFO Participation Percentage) of the ROFO Deposit within an additional three (3) Business Days after the original ROFO Deposit was due, or else shall be deemed to have failed to timely pay the ROFO Deposit in accordance with the preceding sentence and the Selling Member shall be entitled to retain the portion of the ROFO Deposit paid by the ROFO Offeror.
               (ii) If the ROFO Offeror (together with Lakes, as applicable) timely pays the ROFO Deposit, the Selling Member, as seller, and the ROFO Offeror (on behalf of itself and Lakes, as applicable), as purchaser, shall proceed to close the sale of the Selling Member’s Interest at the ROFO Purchase Price on a date (the “ROFO Closing Date”) that is mutually acceptable to the Selling Member and the ROFO Offeror, but in no event later than ninety (90) days after the date of the ROFO Acceptance (subject to Section 8.10(e)), at a mutually agreeable location. On the ROFO Closing Date, (A) the ROFO Offeror (together with Lakes, as applicable) shall pay to the Selling Member the ROFO Purchase Price less the amount of the ROFO Deposit by wire transfer of immediately available funds and (B) the Selling Member shall sell to the ROFO Offeror (and Lakes, as applicable) all of its Interest in the Company, free and clear of all liens, encumbrances, claims, rights and options (but subject to this Agreement) by the Selling Member. The Members shall each execute and deliver such documents as are reasonably necessary to effectuate the Transfer of the Selling Member’s Interest to ROFO Offeror.

               (iii) The ROFO Offeror (and Lakes, as applicable) shall pay any transfer or similar taxes due upon the sale to the ROFO Offeror (and Lakes, as applicable) of the Selling Member’s Interest under this Section 8.10. Each of the Members shall be responsible for all of their respective other costs and expenses, including attorneys’ fees, arising out of such sale.
               (iv) If the closing of the sale of the Selling Member’s Interest fails to occur by reason of a default of the ROFO Offeror, then the Selling Member shall be entitled to retain the ROFO Deposit as liquidated damages (except that to the extent Lakes paid a portion of the ROFO Deposit and did not cause such failure to close, the Selling Member shall return to Lakes its ROFO Participation Percentage of the ROFO Deposit), the defaulting ROFO Offeror shall no longer have the right to appoint Voting Representatives to the Board and any Voting Representatives previously appointed by the defaulting ROFO Offeror shall immediately be removed from the Board. The Members acknowledge that it would be impractical and extremely difficult to estimate the damages which the Selling Member may suffer in connection with a default by the ROFO Offeror under this Section. Therefore, the parties have agreed that a reasonable estimate of the total net detriment that the Selling Member would suffer in such event is and shall be the right of the Selling Member to retain the ROFO Deposit (or the ROFO Offeror’s portion thereof) as liquidated damages and to cause the defaulting ROFO Offeror to lose all representation to the Board, as its sole and exclusive remedy under this Section 8.10. Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable law. In addition, the ROFO Offeror’s rights under this Section 8.10 shall be deemed extinguished and the Selling Member shall thereafter be free, at any time and from time to time, to cause a Sale in an arms-length transaction with a third party at such price as the Selling Member determines to be satisfactory without compliance with the provisions of this Section 8.10.
               (v) If the closing of the sale of the Selling Member’s Interest fails to occur by reason of a default of Lakes, then the Selling Member shall be entitled to retain Lakes’s ROFO Participation Percentage of the ROFO Deposit as liquidated damages and Lakes shall be deemed a Defaulting Member for purposes of Section 4.1(g). The Members acknowledge that it would be impractical and extremely difficult to estimate the damages which the Selling Member may suffer in connection with a default by Lakes under this Section 8.10(c)(v). Therefore, the parties have agreed that a reasonable estimate of the total net detriment that the Selling Member would suffer in such event is and shall be the right of the Selling Member to retain Lakes’s portion of the ROFO Deposit as liquidated damages and to cause Lakes to be deemed a Defaulting Member, as its sole and exclusive remedy under this Section 8.10. Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable law. In addition, Lakes’s rights under this Section 8.10 shall be deemed extinguished. Following such failure to close (except to the extent the ROFO Offeror also caused such failure to close, in which case the provisions of Section 8.10(c)(iv) shall apply) the ROFO Offeror may elect to purchase the Selling Member’s entire Interest for the full ROFO Purchase Price as if Lakes had never sent a ROFO Participation Notice by providing the Selling Member with a written notice to such effect within two (2) Business Days after the originally scheduled ROFO Closing Date (the “ROFO Continuation Period”). If the ROFO Offeror sends such notice within the ROFO Continuation Period, the ROFO Closing Date shall be deferred by five (5) Business Days (or as otherwise mutually agreed by the Selling Member and ROFO Offeror) and the ROFO Offeror’s failure to timely close such sale shall be subject to the provisions of Section 8.10(c)(iv). The

ROFO Offeror’s failure to send such notice prior to the expiration of the ROFO Continuation Period shall have the same effect as if the Selling Member delivered a ROFO Rejection with respect to the original ROFO Offer as of the date of expiration of the ROFO Continuation Period, and the ROFO Offeror shall be entitled to a prompt refund of its ROFO Participation Percentage of the ROFO Deposit.
               (vi) If the closing fails to occur solely by reason of default of the Selling Member (and not by reasons beyond the direct or indirect control of the Selling Member), then the ROFO Offeror (on behalf of itself and Lakes, as applicable) shall have the right to specific performance (for a purchase price equal to the ROFO Purchase Price net of the ROFO Offeror’s and Lakes’s actual costs incurred in connection with obtaining such specific performance), in addition to any other remedies available at law or equity.
          (d) If the Selling Member sends a ROFO Rejection:
               (i) The Selling Member shall have a period of twelve months (the “ROFO Sale Period”), subject to Section 8.10(e), from the date of the ROFO Rejection to cause the Company to enter into a definitive agreement to effectuate the Sale (a “Sale Agreement”) with a bona fide third party (other than an Affiliate of the Selling Member or any Permitted Transferee of the Selling Member) for a purchase price based on a valuation of the Company of no less than 100% of the ROFO Valuation Amount and payable at least eighty percent (80%) in cash and Marketable Securities and the balance in any form, and the Selling member shall drag along each of the Members in connection with such Sale. Each of the Members shall cooperate in such Sale and shall execute and deliver any and all documents and instruments reasonably required to effectuate such Sale, including, without limitation, the Sale Agreement; provided that the Sale Agreement shall include without limitation that (A) the Selling Member, acting alone, shall have the authority necessary as aforesaid to bind the Company and each of the Members and to execute any and all documents that may be required in connection with such sale, (B) each of the Members shall receive from the proposed Sale the same consideration in the same form and at the same time on the same terms and conditions, (C) each of the Members shall make the same representations, warranties, covenants, indemnities and agreements to the proposed purchaser as the Selling Member severally (as to itself and, if applicable, its Interests) and not jointly, (D) each Member shall bear its own pro rata share of any closing costs associated with the Sale, (E) in no event shall the aggregate liability of any Member to the purchaser of the Company exceed such Member’s pro rata portion of any such liability, based on such Member’s net proceeds of such Sale, (F) the Members shall not be required to enter into any non-competition agreement in connection with such Sale and (G) the Selling Member shall represent to each of the other Members that there are no undisclosed side agreements or arrangements between the Selling Member and the purchaser of the Company.
               (ii) If the Selling Member fails to enter into a Sale Agreement prior to the expiration of the ROFO Sale Period, the Selling Member shall again be required to comply with the provisions of this Section 8.10 prior to effecting any Sale.
          (e) Notwithstanding anything to the contrary in this Section 8.10, (i) no Member shall be permitted to purchase or sell an Interest in the Company or cause a Sale if the resulting Transfer of Interest or Sale would be prohibited under the terms of any loan agreement

(that would not be paid off in connection with such Transfer or Sale) or would otherwise violate any applicable Gaming Laws or otherwise jeopardize the License or any other approval by a Kansas Gaming Authority, and (ii) the ROFO Closing Date and end of the ROFO Sale Period shall each be extended solely to the extent a delay of the applicable signing or closing is required to comply with any applicable Gaming Laws or to maintain the License or any other approval by a Kansas Gaming Authority.
SECTION 9
DISSOLUTION AND WINDING UP
     9.1 Dissolution Events. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):
          (a) With the approval of Board acting by Unanimous Action to dissolve, wind up, and liquidate the Company;
          (b) Upon the return of the Privilege Fee to the Company in connection with a Licensing Withdrawal, except to the extent the Board acting by Special Unanimous Action agrees to continue the Company; or
          (c) A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business.
The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.
     9.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 9.2 and the Certificate has been canceled pursuant to the Act. The Board, by Unanimous Action, shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall, to the extent practical, be completed within ninety (90) days of the occurrence of the Dissolution Event. The Board, by Unanimous Action, shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:
          (a) First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for Distribution to Members under Section 18-601 or 18-604 of the Act;

          (b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for Distribution under Section 18-601 or 18-604 of the Act; and
          (c) The balance, if any, to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, Distributions and allocations for all periods up to and including the date of the Distributions set forth in this Section 9.2.
Notwithstanding any other provision herein (but subject to Section 3.2(d)), in the event of a liquidation and winding up of the Company, items of income, gain, gross revenue, deduction and loss for the Allocation Year in which such liquidation and winding up occur, and for the preceding Allocation Year if the federal income tax return of the Company for such Allocation Year has not yet been filed, shall be specially allocated to the extent necessary first to cause the respective Capital Account balances of the Members to be equal to the amounts that would be distributed to them if the proceeds available for Distribution to the respective Members pursuant to Section 9.2(c) were instead distributed pursuant to Section 3.5. No Member shall receive additional compensation for any services performed pursuant to this Section 9.
     9.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, Distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the Distributions that would otherwise be made to the Members pursuant to this Section 9 may be:
          (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 9.2 hereof; or
          (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.
     9.4 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for its rights to Distributions and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member.

     9.5 Notice of Dissolution/Termination.
          (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 9.1, result in a dissolution of the Company, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board).
          (b) Upon completion of the Distribution of the Company’s Property as provided in this Section 9, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.
     9.6 Allocations During Period of Liquidation. Except as otherwise provided in Section 9.2 hereof, during the period commencing on the first day of the year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2 hereof, the Members shall continue to share Net Profits, Net Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof taking into account the provisions of Section 9.2 hereof.
     9.7 Character of Liquidating Distributions. All payments made in liquidation of the Interest of a Member in the Company shall be made, to the maximum extent permitted by the Code, in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.
     9.8 The Liquidator.
          (a) Definition. The “Liquidator” shall mean a Person selected by the Board acting by Unanimous Action.
          (b) Fees. If the Liquidator is not a Member or an Affiliate thereof, the Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 9 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.
          (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the gross negligence, fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

     9.9 Form of Liquidating Distributions. For purposes of making Distributions required by Section 9.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom. In the case of an in-kind Distribution of any item of Property (whether in liquidation or otherwise), the Capital Accounts of the Members shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(e)(1) of the Regulations to reflect the manner in which the unrealized income, gain, loss and deduction inherent in the Property (that has not previously been reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of the Property for its fair market value (taking into account Code Section 7701(g)) on the date of the Distribution. Notwithstanding anything to the contrary contained herein, the Liquidator may not make any in-kind Distribution of the Property unless it is both (i) made pro rata in accordance with the respective Percentage Interests of the Members and (ii) consented to by the Board acting by Unanimous Action.
SECTION 10
INDEMNIFICATION
     10.1 General. The Company, its receiver or its trustee, shall indemnify, defend and save harmless and pay all judgments and claims against each of the Members and their control persons, each Representative, in his or her capacity as such, and each Authorized Person (except to the extent the Board expressly denies any Authorized Person the right to indemnification pursuant to this Section 10.1), if any, of the Company (each, an “Indemnitee”) from any liability, loss or damage incurred by any Indemnitee by reason of any act performed or omitted to be performed by any Indemnitee in connection with the business of the Company, including costs and attorneys’ fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that if the liability, loss or claim arises out of any action or inaction of an Indemnitee: (a) such Indemnitee must have determined, in good faith, that his course of conduct was in the best interests of the Company; and (b) the action or inaction did not constitute fraud, breach of fiduciary duty, gross negligence or willful malfeasance by such Indemnitee; and, provided further, that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Members. The Company shall advance to the Indemnitee the amount of such expenses and fees at the time they become due, unless the Board (excluding any Representative who is an Indemnitee or an Affiliate of an Indemnitee) makes a good faith reasonable determination that such Indemnitee will not be entitled to indemnification according to the standard set forth above. If expenses have been advanced to the Indemnitee and it is ultimately determined that such Indemnitee did not meet the above standard then the amounts advanced to the Indemnitee shall be repaid by such Indemnitee. If expenses have not been advanced to the Indemnitee and it is ultimately determined that such Indemnitee met the above standard, then the Indemnitee shall be entitled to indemnification as provided in the first sentence of this Section 10.1. The Company shall, however, purchase and pay for insurance, including directors and officers liability insurance, liability coverage and casualty and worker’s compensation, as would be customary for any Person engaging in a similar business, and name the Indemnitees as additional or primary insured parties, and the directors and officers liability insurance policy shall meet or exceed the minimum requirements set forth on Schedule 10.1 delivered to each of the Members in connection with this Agreement.

     SECTION 11
MISCELLANEOUS
     11.1 Exclusivity. Each Member and each Member Parent agrees, on behalf of itself and its Affiliates, that from the Effective Date until August 18, 2010, the Company and its Subsidiaries shall be the exclusive entities through which such Member, such Member Parent and their respective Affiliates shall pursue the License and Lottery Contract and any development, ownership, operation or management opportunity relating to a casino in the South Central Gaming Zone in Kansas (each, an “Opportunity”). Each Member and each Member Parent further agrees, on behalf of itself and its Affiliates, that notwithstanding anything to the contrary herein, during the period commencing with the earlier to occur of (i) its (or its Affiliate’s) withdrawal from the Company or (ii) the dissolution of the Company, and ending on August 18, 2010, neither it nor any of its Affiliates shall pursue or participate in any Opportunity without the prior written consent of each of the Persons that are members of the Company as of the Effective Date, such consent to be given or withheld in such Members’ sole discretion.
     11.2 Information. Each Member has the right, to the fullest extent granted under the Act, to obtain from the Company: (a) a current list of the full name and last known business, residence or mailing address of each Member; (b) a copy of the Certificate and of this Agreement (as well as any signed powers of attorney pursuant to which any such document was executed); (c) a copy of the Company’s federal, state and local income tax returns and reports for all Fiscal Years; (d) copies of all material agreements of the Company; (e) copies of all additional information available to the Company pursuant to the Management Agreement or otherwise reasonably available to the Company and (f) to the extent such information is available to the Company, similar information to that set forth in clauses (a) through (e) of this sentence related to any Subsidiary of the Company. In addition, the Company shall deliver to each Member: (i) annual audited financial statements of the Company within one hundred twenty (120) days after the close of each Fiscal Year, (ii) quarterly unaudited financial statements of the Company within forty-five (45) days after the close of each fiscal quarter, (iii) monthly unaudited financial statements within thirty (30) days after the end of each fiscal month and (iv) K-1’s for each Member within ninety (90) days of the close of each Fiscal Year.
     11.3 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) if to the Company, to the address determined pursuant to Section 1.4 hereof; (b) if to the Members, to the addresses set forth on Appendix II; (c) if to the Representatives, to the addresses set forth on Appendix III; and (d) if to the Board, then to each of the Representatives.
     11.4 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, Transferees, and assigns.

     11.5 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
     11.6 Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.
     11.7 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     11.8 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 11.8 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
     11.9 Incorporation by Reference. Every exhibit, appendix, schedule, and other addendum attached to or delivered in connection with this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.
     11.10 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.
     11.11 Governing Law; Venue; Waiver of Jury Trial. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder. The Members hereby agree that if any action is brought to enforce or interpret this Agreement, exclusive venue for such action shall be in the Courts of the State of Delaware or the Courts of the United States sitting in the State of Delaware, and each Member hereby irrevocably consents, on behalf of itself and its Affiliates, to the personal and subject matter jurisdiction of such Courts. Each Representative and each Member hereby waives any right to trial by jury.
     11.12 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     11.13 Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching

Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     11.14 Representations and Warranties.
          (a) Each of the Members, severally and not jointly, represents, warrants and covenants to each other Member and to the Company as of the date hereof that with respect only to such Member and (where specified herein) all holders of equity interests in such Member:
               (i) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally and by general equitable principles;
               (ii) the execution and delivery of this Agreement by such Member does not, and the performance of its duties and obligations hereunder will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or give rise to a right to terminate, cancel or accelerate under, or the creation of a lien, pledge or other encumbrance pursuant to, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any material lease or other agreement, or any material license, permit, franchise or certificate, to which such Member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or its property is subject, and which would adversely affect such Member’s ability to carry out its obligations under this Agreement;
               (iii) such Member is not in default (nor has any event occurred that with notice, lapse of time or both, would constitute a default) in the performance of any material obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which its properties are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it or its property is subject, which default or violation would adversely affect such Member’s ability to carry out its obligations under this Agreement;
               (iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates or their property that, if adversely determined, would materially and adversely affect such Member’s ability to carry out its obligations under this Agreement;
               (v) to such Member’s knowledge no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Entity (other than Kansas Gaming Authorities) on the part of such Member is required for the execution and delivery of this Agreement by such Member and the performance of its obligations and duties hereunder;

          (b) Each of the Members, severally and not jointly, represents, warrants and covenants to each other Member and to the Company as of the date hereof that with respect only to such Member and (where specified herein) all holders of equity interests in such Member:
               (i) such Member has acquired its Interest for its own account for investment purposes and not with a view to the resale or distribution thereof, and has had access to any and all information necessary to arrive at its decision to acquire its Interest;
               (ii) such Member and all holders of equity interests in such Member (in each case to the extent an individual), is over the age of 21 years and a resident or citizen of the United States or Canada and has no present intention of becoming a resident of any other jurisdiction;
               (iii) such Member or any holder of equity interests in such Member has not authorized any Person to act as its purchaser representative in connection with this transaction; each such Member and each such holder of equity interests in such Member is experienced in investment and business matters and is familiar with limited liability companies and, with the assistance of such independent legal counsel or other advisors to assist in evaluating a proposed investment in the Company (herein “Investor Advisor”), have such knowledge and experience in financial and business matters that such Member and each holder of equity interests in such Member is capable of evaluating the merits and risks of the prospective investment in the Company on the terms and conditions set forth in the Agreement, which such Member and each holder of equity interests in such Member has read and understood; in connection with the review of this Agreement, each such Member and each holder of equity interests in such Member has been provided with such other information or documentation such Member or each holder of equity interests in such Member or the Investor Advisor thereto may have requested and received; and such Member and each holder of equity interests in such Member has consulted with such independent legal counsel or other advisors to the extent considered appropriate by such Member and each holder of equity interests in such Member in order to assist such Member and each holder of equity interests in such Member in evaluating the proposed investment in the Company;
               (iv) such Member and each holder of equity interests in such Member acknowledges it is an “accredited investor” as that term is defined in Regulation D under the Securities Act; that the Interests are speculative investments, which involve a high degree of risk of loss of the entire investment; that there are substantial restrictions on the transferability of the Interests held by Members and that they will not be, and such Member has no rights to require that the Interests be, registered under the Securities Act; that there will be no public market for the Interests and, accordingly, each Member may have to hold its Interests indefinitely; and that it may not be possible to liquidate at any time the investment in the Company;
               (v) such Member and each holder of equity interests in such Member has adequate means of providing for its current needs and possible personal contingencies, and have no need for liquidity of the proposed investment in the Company; and (a) can afford to (x) hold unregistered securities for an indefinite period of time; and (y) sustain a complete loss of the entire amount of its proposed investment in the Company and, at the same time, bear any tax liability that may result if such investment in the Company is lost;

               (vi) such Member and each holder of equity interests in such Member (i) has been furnished with a copy of this Agreement, and such other information and documentation in connection with its acquisition of its Interest as has been requested; (ii) has been afforded the opportunity to ask questions of, and receive answers from, the Company and those persons acting on its behalf concerning the terms and conditions of its acquisition of its Interest and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense, necessary to verify the information furnished; and (iii) has availed itself of such opportunity to the extent considered appropriate in order to evaluate the merits and risks of the proposed investment; and
               (vii) such Member and each holder of equity interests in such Member understands that the Company has no obligation or present intention to register the Interests under the Securities Act or to make available public information (in the form of reports pursuant to Sections 13 or 15 of the Exchange Act or otherwise) without which information, resale without registration pursuant to Rule 144 under the Securities Act will not be available and no representations to the contrary have been made in connection with this proposed investment.
          (c) In addition to the representations, warranties and covenants set forth in Sections 11.14(a) and 11.14(b), KGH represents, warrants and covenants to each of the other Members and the Company as of the date hereof that the ownership and control structure of KGH is shown on Schedule 11.14 delivered to each of the Members in connection with this Agreement and KGH shall promptly notify the Board of any changes in such ownership or control structure.
          (d) In addition to the representations, warranties and covenants set forth in Sections 11.14(a) and 11.14(b), each of Clairvest and Lakes, severally and not jointly, represents, warrants and covenants to KGH and to the Company as of the date hereof that the ownership and control structure of such Member is shown on Schedule 11.14 delivered to each of the Members in connection with this Agreement and such Member shall promptly notify the Board of any changes in such ownership or control structure.
     11.15 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto.
     11.16 Waiver of Rights and Breaches. No failure or delay on the part of any party to exercise any rights given to such party hereunder or by law shall constitute a waiver thereof, or act to estop such party from asserting or exercising such rights at a later time, nor shall any single or partial exercise of such right preclude the further exercise thereof or of any other right. The waiver by a party of any breach of any provision hereof shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.
     11.17 Time of Essence. Time is of the essence of the Agreement and each of its provisions.
     11.18 Non-disclosure. The Members agree not to divulge to third parties the terms of this Agreement or any other proprietary or confidential information exchanged between the

Members pursuant to or in connection with this Agreement, unless (a) the information is required to be disclosed by law or regulations or pursuant to judicial order, (b) information is at the time of disclosure already in the public domain through no fault of such party, (c) such information is disclosed to potential Transferees or potential investors in the Members or their Affiliates, or in the ordinary course of the Business, in each case on a confidential basis or (d) mutually agreed by the Members. This prohibition shall not apply to disclosures by any Member to its attorneys, accountants or other professional advisers, or disclosure by the Members to their respective Affiliates (provided that each of the Members shall cause its respective Affiliates to comply with the terms of this Section 11.18). In situations where disclosure of the terms of this Agreement to regulatory, governmental or judicial entities is required by law or regulations (or otherwise required by a Kansas Gaming Authority or Member Gaming Authority), the parties will make reasonable efforts to secure confidential treatment of the economic terms of this Agreement by such entities; provided, however, this disclosure restriction shall not prohibit any Member from making any filings in compliance with federal or state securities laws as it deems legally necessary. The parties agree to consult with each other and cooperate regarding any press releases regarding this Agreement and the relationships described herein.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Members have executed and entered into this Agreement as of the day first above set forth.

KANSAS GAMING HOLDINGS LLC
By:	Kansas Gaming Holdings Investor LLC,
its Managing Member

By:
	Name:	Steven E. Orbuch
	Title:	Authorized Person

As a Member Parent solely for purposes of Section 11.1: OCH-ZIFF REAL ESTATE ADVISORS LP
By:
	Name:	Steven E. Orbuch
	Title:	Authorized Person
Limited Liability Company Agreement of Kansas Gaming Partners LLC

As a Member Parent solely for purposes of Section 11.1: FOXWOODS DEVELOPMENT COMPANY, LLC
By:
	Name:	Gary D. Armentrout
	Title:	President
Limited Liability Company Agreement of Kansas Gaming Partners LLC

CVG KANSAS GAMING LLC
By:
	Name:	Jeff Parr
	Title:	Co-Chief Executive Officer / Managing Director

As a Member Parent solely for purposes of Section 11.1: CLAIRVEST GROUP, INC.
By:
	Name:	Jeff Parr
	Title:	Co-Chief Executive Officer / Managing Director

By:
	Name:	Ken Rotman
	Title:	Co-Chief Executive Officer / Managing Director
Limited Liability Company Agreement of Kansas Gaming Partners LLC

LAKES KANSAS CASINO MANAGEMENT, LLC
By:
Name: Timothy J. Cope
Title: President / CFO

As a Member Parent solely for purposes of Section 11.1: LAKES ENTERTAINMENT, INC.
By:
Name: Timothy J. Cope
Title: President / CFO
Limited Liability Company Agreement of Kansas Gaming Partners LLC

APPENDIX I
DEFINED TERMS
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Actual Capital Contributions” means, with respect to a Member as of a given time, the sum of all Capital Contributions actually made by such Member (including any Catch-Up Contribution), but excluding amounts funded by such Member as a Contribution Loan and the amount of any Unfunded Capital Contributions of such Member that were funded as a Contribution Loan by another Member.
     “Additional Funding Date” has the meaning provided in Section 2.3(a)(ii).
     “Additional Funding Notice” has the meaning provided in Section 2.3(a)(ii).
     “Additional Interest” has the meaning provided in Section 8.8(b).
     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, member or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 25% of the directors, members, or Persons exercising similar authority with respect to such Person or entities. Notwithstanding anything to the contrary herein, a Representative will be deemed an Affiliate of a Person if the Representative is (x) appointed to the Board by such Person, (y) appointed to the Board by an Affiliate of such Person or (z) otherwise an Affiliate of such Person under the terms of this definition.
     “Agreement” means this Limited Liability Company Agreement of Kansas Gaming Partners LLC, including the Appendices and any Schedules attached hereto, as the same shall be amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.
     “Allocation Year” means (i) the period commencing on the Effective Date and ending on the first December 31 after the Effective Date, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss, deduction or other items pursuant to Section 3 hereof.
     “Authorized Person” has the meaning provided in Section 4.3(a).
     “Available Cash” means, for any period, all receipts of the Company and its Subsidiaries during such period derived from the conduct of the Business (excluding Capital Contributions but including any amounts released from Reserves), reduced by (a) all cash expenditures
Appendix I—Page 1

(including without limitation any management fees) made by the Company or its Subsidiaries during such period (but not including expenditures made from Capital Contributions or Reserves during such period), (b) additions to Reserves, (c) debt service payments and (d) taxes. For purposes of this definition, “Reserves” means funds or other amounts set aside or otherwise allocated or designated for the next fiscal quarter by the Board, in its reasonable discretion, (i) to pay taxes, insurance premiums, reasonably necessary future or contingent obligations, and all other costs, expenses, and liabilities incident to the Business, including amounts that may be needed to fund the Company’s operating deficits or to service the Company’s debt obligations or to otherwise comply with the requirements of such debt obligations; or (ii) to allow the Company to make repairs, capital replacements, or renewals.
     “Board” has the meaning provided in Section 4.1(a).
     “Business” means, on behalf of the Company and/or any of its Subsidiaries, (i) to apply for the Lottery Contract, (ii) to develop, construct, operate, own, repair, replace, maintain and manage the Project, (iii) to conduct such lawful business activities as the Board, by Unanimous Action, may deem appropriate related to the ownership, development and operation of the Project, (iv) to conduct such other lawful business activities related or incidental to any of the foregoing, provided that all of the foregoing are substantially consistent with clauses (i), (ii) and (iii) hereof and (v) to exercise all powers enumerated in the Act necessary to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company.
     “Business Day” means a non-weekend day of the year on which banks are not authorized to close in Wichita, Kansas.
     “Call Notice” has the meaning provided in Section 2.2(a)(i).
     “Capital Account” when used with respect to any Member means the capital account maintained for such Member in accordance with Section 2.5 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 2.5 and otherwise adjusted pursuant to the terms of this Agreement.
     “Capital Budget” means the annual budget for estimated replacement and maintenance capital expenditures (including, without limitation expenditures for furniture, fixtures and equipment, as well as for renovations, alterations, and rebuilding of the Project) relating to the Project after Project Opening.
     “Capital Commitment” when used with respect to any Member means the amount set forth opposite such Member’s name on Appendix II hereto, as such Appendix II may be amended in accordance with Section 2.2(b) hereof.
     “Capital Contributions” means the amount of money contributed, or deemed by the Board acting by Unanimous Action to be contributed pursuant to the terms of this Agreement, to the Company by a Member on the date of contribution and shall include (i) the contributions of such Member made pursuant to Sections 2.1, 2.2 and 2.3 and (ii) to the extent agreed to by the Board acting by Unanimous Action, a Member’s payments made to third party creditors of the Company with respect to Company obligations to the extent such Member is required by this
Appendix I—Page 2

Agreement to make such additional Capital Contributions, unless and until reimbursed by the Company.
     “Catch-up Contribution” has the meaning provided in Section 2.1(a)(iii).
     “Catch-up Distribution” has the meaning provided in Section 2.1(a)(iii).
     “Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.
     “Certificate of Cancellation” means a certificate filed in accordance with Section 18-203 of the Act.
     “Chisholm” has the meaning set forth in the recitals hereof.
     “Clairvest” has the meaning provided in the caption to this Agreement.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Commitment Amendment Rules” means:
     (a) To the extent the Estimated Total Equity is greater than or equal to $100 million at the time of an amendment of the Members’ Capital Commitments pursuant to Sections 2.2(b)(ii) or 2.2(b)(iii), such amendment shall (i) not increase the Capital Commitments of KGH and Clairvest to be greater than their respective Capital Commitments as of the Effective Date, (ii) leave the Capital Commitments of KGH and Clairvest in the same ratio as they are on the date hereof, (iii) not alter the Capital Commitment of Lakes and (iv) result in the sum of the Members’ Capital Commitments being equal to the Estimated Total Equity at such time; and
     (b) To the extent the Estimated Total Equity is less than $100 million at the time of an amendment of the Members’ Capital Commitments pursuant to Sections 2.2(b)(ii) or 2.2(b)(iii), then each of KGH and Clairvest shall promptly send a notice to each of the other Members setting forth (A) whether or not it desires to reduce Lakes’s Capital Commitment and (B) if so, whether it desires to assume all of such reduction or only its pro rata portion of such reduction, and the following procedures shall apply:
          (i) If neither KGH nor Clairvest elects to reduce Lakes’s Capital Commitment, then the Capital Commitments shall be adjusted in accordance with clause (a) of this definition notwithstanding that the Estimated Total Equity is less than $100 million;
          (ii) If both KGH and Clairvest elect to reduce Lakes’s Capital Commitment, then the Members’ Capital Commitments shall be adjusted such that (x) the Members’ Capital Commitments are in the same ratio as if the Estimated Total Equity were equal to $100 million (and the Capital Commitments were adjusted in accordance with clause (a) of this definition) and (y) the sum of the Members’ Capital Commitments is equal to the Estimated Total Equity at such time;
Appendix I—Page 3

          (iii) If only one of KGH or Clairvest elects to reduce Lakes’s Capital Commitment and such Member (the “Electing Member,” with the other of KGH or Clairvest being referred to as the “Non-Electing Member”) desires to assume all of such reduction, then the Members’ Capital Commitments shall be adjusted such that (x) the Non-Electing Member’s Capital Commitment is equal to what it would be under clause (b)(i) of this definition, (y) Lakes’s Capital Commitment is equal to what it would be under clause (b)(ii) of this definition and (z) the Electing Member’s Capital Commitment is equal to the difference of the Estimated Total Equity minus the sum of Lakes’s and the Non-Electing Member’s Capital Commitments; or
          (iv) If only one of KGH or Clairvest elects to reduce Lakes’s Capital Commitment and the Electing member desires to assume only its pro rata portion of such reduction, then the Members’ Capital Commitments shall be adjusted such that (x) the Non-Electing Member’s Capital Commitment is equal to what it would be under clause (b)(i) of this definition, (y) the Electing Member’s Capital Commitment is equal to what it would be under clause (b)(ii) of this definition and (z) Lakes’s Capital Commitment is equal to the difference of the Estimated Total Equity minus the sum of the Electing Member’s and the Non-Electing Member’s Capital Commitments.
     “Commitment Completion” means the date on which each of the Members either (a) has funded Actual Capital Contributions greater than or equal to its Capital Commitment or (b) if all outstanding Contribution Loans as of such date were converted pursuant to Section 2.3(b), such Member’s Percentage Interest would be reduced to zero.
     “Commitment Percentage” means, with respect to a Member, a fraction, expressed as a percentage, the numerator of which is such Member’s Capital Commitment and the denominator of which is the sum of all the Members’ Capital Commitments.
     “Company” has the meaning set forth in the recitals hereof.
     “Company Competitor” means any Person (other than a Member or an Affiliate of a Member) owning or operating a casino within 100 miles of the Project.
     “Company Counsel” means outside legal counsel to the Company selected by the mutual agreement of (a) Vedder Price P.C. and Bryan Cave LLP or (b) two law firms selected by the Board acting by Unanimous Action.
     “Continuing Member” has the meaning provided in Section 5.1(b)(i).
     “Contribution Loan” has the meaning provided in Section 2.3(a)(iii).
     “Contribution Percentage” means, with respect to a Member, a fraction, expressed as a percentage, the numerator of which is the sum of such Member’s Actual Capital Contributions and any amounts funded by such Member as a Contribution Loan and the denominator of which is the sum of all the Members’ Actual Capital Contributions and any amounts funded by any Member as a Contribution Loan.
Appendix I—Page 4

     “Conversion Interest” means the Interest in the Company that, in connection with the conversion of a Contribution Loan in accordance with Section 2.3(b), is effectively transferred from a Non-Funding Member to the Funding Member holding such Contribution Loan, by means of the reduction of such Non-Funding Member’s Percentage Interest and the increase in such Funding Member’s Percentage Interest.
     “Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.
     “Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.
     “Defaulting Member” has the meaning provided in Section 4.1(g).
     “Determination Date” has the meaning provided in Section 2.3(a).
     “Determination Period” has the meaning provided in Section 2.3(a)(i).
     “Discontinuing Member” has the meaning provided in Section 5.1(b)(i).
     “Dissolution Event” has the meaning provided in Section 9.1.
     “Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.
     “Effective Date” means the date of this Agreement.
     “Equity Securities” means any equity securities of the Company and its successors and assigns, whether now or hereafter authorized, and any instrument, including any Debt instrument, convertible into or exchangeable for such equity securities.
     “Estimated Total Equity” means the Board’s (by Unanimous Action) good faith estimate as of a given time of the aggregate Capital Contributions that will be required from the Members to complete the Project (including Capital Contributions made both before and after the determination of Estimated Total Equity) based on the Board’s reasonable estimate of the total third party debt financing that it expects the Company and/or its Subsidiary to obtain; provided that to the extent the Board is unable to agree by Unanimous Action on the Estimated Total Equity and the Company enters into any term sheet, commitment letter or agreement to obtain bona fide third party debt financing in accordance with the terms of this Agreement, then
Appendix I—Page 5

upon execution of such term sheet, commitment letter or agreement the Estimated Total Equity shall be deemed to be equal to the difference of $150 million minus the amount of debt financing provided for by such documents.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Fiscal Year” means the period commencing on the Effective Date and ending on the first December 31 after the Effective Date or any subsequent twelve (12) month period commencing on January 1 and ending on December 31.
     “Funding Deadline” has the meaning provided in Section 2.3(a)(i).
     “Funding Member” has the meaning provided in Section 2.3(a)(i).
     “Funding Notice” has the meaning provided in Section 2.3(a)(i).
     “Gaming Laws” means the Kansas Expanded Lottery Act, as amended, and the rules and regulations promulgated pursuant thereto.
     “Governmental Entity” means any government body, agency, authority, bureau, board, commission, Court, department, official, political subdivision, tribunal, tribal regulatory authority or other instrumentality of any government, whether federal, state, local, domestic or foreign.
     “Hard Deposit Time” has the meaning provided in Section 5.1(b).
     “Indemnitee” has the meaning provided in Section 10.1.
     “Initial Capital Budget” means the all-inclusive capital and overall budget for the development of the Project, including without limitation the Privilege Fee; the cost of land acquired by Chisholm; all hard and soft costs of construction, design and development of the Project; the cost of acquiring furniture, fixtures and equipment attached to or used within the Project (including without limitation gaming equipment and all operating systems); the cost of on-site and off-site infrastructure improvements (including public and private roadways and utilities); professional fees (including construction, design, and legal professionals and other consultants); all expenses, charges or fees chargeable to Chisholm by a Kansas Gaming Authority Lottery or any local Governmental Entity in conjunction with or incurred for endorsement or any other required approvals; and pre-opening costs and working capital.
     “Interest” means collectively, a Member’s share of the profits and losses of the Company and a Member’s right to receive Distributions.
     “Investment Vehicle” means, with respect to a Member, a limited liability company, limited partnership or other Person (a) in which the Member Parent (or Affiliate of such Member Parent) that is an Affiliate of such Member is (directly or indirectly) the managing member, general partner or equivalent control person and (b) in which the non-managing members, limited partners or equivalent equity holders (or their respective Affiliates) (i) held such interests
Appendix I—Page 6

as of the Effective Date or (ii) have historically invested in investment funds or other investment entities managed by such Member Parent or its Affiliates.
     “Investor Advisor” has the meaning provided in Section 11.14(b)(iii).
     “Kansas Gaming Authority” means the Kansas Lottery Commission and the Kansas Racing and Gaming Commission and their respective successors and assigns.
     “KGH” has the meaning provided in the caption to this Agreement.
     “Lakes” has the meaning provided in the caption to this Agreement.
     “License” means any license, permit, authorization, consent, approval, finding of suitability or qualification issued or made by a Kansas Gaming Authority, and required in order to conduct a gaming business, either alone or in combination with any one or more other businesses.
     “Licensing” means the execution of the final Lottery Contract by the Company or its Subsidiary and the Kansas Lottery Commission, final selection of the Company or its Subsidiary by the Lottery Gaming Facility Review Board, and final approval of the Company’s or its Subsidiary’s suitability to operate the Project by the Kansas Racing and Gaming Commission, including all approvals related thereto.
     “Licensing Withdrawal” has the meaning provided in Section 5.1(b).
     “Liquidator” has the meaning provided in Section 9.8(a).
     “Lockout Date” means (a) with respect to KGH, the second anniversary of the Project Opening and (b) with respect to Clairvest, the fourth anniversary of the Project Opening.
     “Lottery Contract” means the management agreement between Chisholm and the Kansas Lottery Commission, dated as of August 25, 2009, pursuant to which Chisholm will serve as manager for the single gaming facility approved under the Kansas Expanded Lottery Act to be located in Sumner County, Kansas.
     “Management Agreement” means any Development Services and Management Agreement to be entered into by and between Lakes and Chisholm.
     “Marketable Securities” means publicly tradable securities that meet each of the following tests, assuming (whether or not such assumption is actually true) that no Member owned any securities issued by the issuer of such securities prior to obtaining such Marketable Securities:
     (a) Acquisition of the Marketable Securities by a Member would not cause such Member to be required to file a Schedule 13G or 13D pursuant to Regulation 13D promulgated under the Exchange Act, or any equivalent filing required in Canada; and
Appendix I—Page 7

     (b) The total amount of such securities to be acquired by all of the Members is less than thirty (30) times the average daily trading volume of such securities during the thirty (30) day period immediately preceding such determination.
     “Member” has the meaning provided in the caption to this Agreement.
     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
     “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     “Member Parent” means each of Och-Ziff Real Estate Advisors LP; Foxwoods Development Company, LLC; Clairvest Group Inc.; and Lakes Entertainment, Inc.
     “Minimum Amenities” means, for the initial phase of the Project, (a) 1,300 to 1,500 slot machines, (b) a buffet, (c) a snack bar and (d) the Non-Core Amenities; provided that to the extent the Non-Core Amenities cannot be built within a Capital Budget of $150 million or less, the Non-Core Amenities can only be built if (i) construction financing acceptable to the Board is procured in an amount equal to at least 50% of the total Capital Budget and (ii) the incremental cost of the Non-Core Amenities does not exceed $10 million.
     “Net Losses” means the net losses of the Company, if any, determined in accordance with federal income tax principles, including such adjustments as are necessary to arrive at “book” income or loss for Capital Account maintenance purposes under Section 1.704-1(b) of the Regulations.
     “Net Notional Capital Contributions” means, with respect to a Member as of a given time, (a) the sum of all Capital Contributions actually made by such Member (including any Catch-Up Contribution) prior to such time plus the amount of all Unfunded Capital Contributions of such Member that were funded as a Contribution Loan by another Member, but excluding amounts funded by such Member as a Contribution Loan, less (b) the amount of any Catch-Up Distribution received by such Member prior to such time.
     “Net Notional Contribution Percentage” means, with respect to a Member as of a given time, a fraction, expressed as a percentage, the numerator of which is such Member’s Net Notional Capital Contributions as of such time and the denominator of which is the aggregate Net Notional Capital Contributions of all the Members as of such time.
     “Net Profits” means the net income of the Company, if any, determined in accordance with federal income tax principles, including such adjustments as are necessary to arrive at “book” income or loss for Capital Account maintenance purposes under Section 1.704-1(b) of the Regulations.
     “Non-Control Transfer” has the meaning provided in Section 8.1(a).
     “Non-Core Amenities” means (a) up to 20 table games, (b) up to a 10-table poker room and (c) a steakhouse or similar upscale restaurant.
Appendix I—Page 8

     “Non-Funding Member” has the meaning provided in Section 2.3(a).
     “Non-Voting Representative” means Representatives to the Board not entitled to vote on any matters to be determined by the Board except to the extent expressly provided otherwise in this Agreement.
     “Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.
     “Operating Budget” means the annual operating budget of all costs and expenses of any kind or nature of operating, maintaining and owning the Project.
     “Opportunity” has the meaning provided in Section 11.1.
     “Percentage Interest” means the percentage interest of each Member set forth opposite such Member’s name on Appendix II hereto, as may be adjusted from time to time in accordance with Sections 2.2(b) and/or 2.3(b) hereof.
     “Permitted Ownership Change” means:
          (a) With respect to KGH, (i) any direct or indirect change in the beneficial ownership of any Investment Vehicle controlled by Och-Ziff Real Estate Advisors LP (or an Affiliate thereof) so long as such Investment Vehicle continues to be controlled by Och-Ziff Real Estate Advisors LP (or an Affiliate thereof) or (ii) any direct or indirect change in the control or ultimate beneficial ownership of Och-Ziff Real Estate Advisors LP;
          (b) With respect to Clairvest, (i) any direct or indirect change in the beneficial ownership of any Investment Vehicle controlled by Clairvest Group Inc. so long as such Investment Vehicle continues to be controlled by Clairvest Group Inc. or (ii) any direct or indirect change in the control or ultimate beneficial ownership of Clairvest Group Inc.; and
          (c) With respect to Lakes, any change in ownership of Lakes Entertainment, Inc.
     “Permitted Transfer” has the meaning provided in Section 8.1(a).
     “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.
     “Post Conversion Adjustment” means: (a) if one or more Contribution Loans have been converted into Conversion Interests in accordance with Section 2.3(b) prior to the date of an adjustment of the Capital Commitments pursuant to either of Sections 2.2(b)(ii) or 2.2(b)(iii), then (b) following any such adjustment of the Capital Commitments, the Members’ respective Percentage Interests shall (i) first be adjusted to be in the ratio of their respective adjusted Capital Commitments and (ii) immediately thereafter be further adjusted as if the Contribution Loans that converted prior to such adjustment had instead converted on the date of such adjustment.
Appendix I—Page 9

     “Preemptive Notice” has the meaning provided in Section 8.8(b).
     “Privilege Fee” means the $25,000,000 fee payable by the Company to the Kansas Lottery in connection with the Project.
     “Project” means the development and operation of a gaming facility in Sumner County, Kansas, pursuant to the Lottery Contract.
     “Project Opening” means the date on which the gaming facility in Sumner County, Kansas that is the subject of the Project is opened to the public for gaming with no less than the Minimum Amenities.
     “Project Operations” means the day-to-day operations of the Project.
     “Property” means all real and personal property acquired by the Company, directly or indirectly, including cash, and any improvements thereto, and shall include both tangible and intangible property.
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     “Regulatory Counsel” means the Company’s primary outside legal counsel responsible for advising the Company and its Subsidiaries with respect to matters involving Licensing, the Lottery Contract and compliance with Gaming Laws, selected by the mutual agreement of (a) Vedder Price P.C. and Bryan Cave LLP or (b) two law firms selected by the Board acting by Unanimous Action.
     “Representatives” means the individuals who are members of the Board as appointed by the Members in accordance with the terms of this Agreement, in their capacity as managers of the Company.
     “ROFO Acceptance” has the meaning provided in Section 8.10(b).
     “ROFO Closing Date” has the meaning provided in Section 8.10(c)(ii).
     “ROFO Continuation Period” has the meaning provided in Section 8.10(c)(v).
     “ROFO Deposit” has the meaning provided in Section 8.10(c)(i).
     “ROFO Offer” has the meaning provided in Section 8.10(b).
     “ROFO Offer Period” has the meaning provided in Section 8.10(b).
     “ROFO Offeror” has the meaning provided in Section 8.10(b).
     “ROFO Participation Notice” has the meaning provided in Section 8.10(b).
     “ROFO Participation Percentage” means, with respect to each of the ROFO Offeror and Lakes, a fraction, expressed as a percentage, the numerator of which is such Member’s
     Appendix I—Page 10

Percentage Interest and the denominator of which is the sum of the Percentage Interests of the ROFO Offeror and Lakes.
     “ROFO Purchase Price” has the meaning provided in Section 8.10(b).
     “ROFO Rejection” has the meaning provided in Section 8.10(b).
     “ROFO Sale Notice” has the meaning provided in Section 8.10(a).
     “ROFO Sale Period” has the meaning provided in Section 8.10(d)(i).
     “ROFO Valuation Amount” has the meaning provided in Section 8.10(b).
     “Sale” means the sale of the Company or Chisholm, in a single transaction or series of transactions, pursuant to the acquisition of all or virtually all of the outstanding Interests of the Company or Chisholm (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Interests or otherwise) or all or substantially all of the assets of the Company or Chisholm.
     “Sale Agreement” has the meaning provided in Section 8.10(d)(i).
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Selling Member” has the meaning provided in Section 8.10(a).
     “Special Unanimous Action” has the meaning provided in Section 4.1(c).
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least a majority of the stock or other equity interests in such entity.
     “Tag-Along Acceptance” has the meaning provided in Section 8.9(b).
     “Tag-Along Member” has the meaning provided in Section 8.9(b).
     “Tag-Along Offer” has the meaning provided in Section 8.9(b).
     “Tagged Member” has the meaning provided in Section 8.9(a).
     “Tax Matters Member” has the meaning set forth in Section 6.3(b) hereof.
     “Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation or other disposition of an Interest and, as a verb, voluntarily or involuntarily (whether directly or indirectly) to transfer, sell, pledge or hypothecate or otherwise dispose of an Interest. Transferred, Transferor and Transferee shall have comparable meanings. For the avoidance of doubt, reallocations among the Members of their respective Capital
     Appendix I—Page 11

Commitments, Capital Accounts, Percentage Interests or governance rights in accordance with Section 2 and Section 4.1(g) hereof shall not be deemed Transfers.
     “Unanimous Action” has the meaning provided in Section 4.1(c).
     “Unfunded Capital Contribution” has the meaning provided in Section 2.3(a).
     “Unsuitable Party” means (a) a potential Transferee who is (or in the reasonable determination of Regulatory Counsel, is likely to be) an “unsuitable party” for purposes of the License (b) a potential Transferee whom the National Indian Gaming Commission has found to be unsuitable or whom Regulatory Counsel has reasonably determined is likely to be found unsuitable by the National Indian Gaming Commission or (c) any Person listed on Schedule U delivered to each of the Members in connection with this Agreement.
     “Voting Representative” means Representatives to the Board entitled to vote on all matters to be determined by the Board.
     Appendix I—Page 12

APPENDIX II
MEMBERS, INITIAL CAPITAL CONTRIBUTIONS,
PERCENTAGE INTERESTS AND CAPITAL COMMITMENTS

	Initial Capital	Percentage	Capital
Name and Address	Contributions	Interest	Commitment

$166,666.50 credit for
amounts pre-funded in
respect of regulatory
Kansas Gaming Holdings LLC	costs
c/o Och-Ziff Real Estate	$8,366,666.67 cash in	50.00%	$75,000,000
9 West 57th Street, 39th Floor	respect of the Privilege
New York, NY 10019	Fee and county
Fax: 212-790-0005	modification fee
$111,099.88 credit for
amounts pre-funded in
respect of regulatory
CVG Kansas Gaming LLC	costs
c/o Clairvest Group Inc.	$8,366,666,67 cash in	33.33%	$50,000,000
22 St. Clair Ave. E., 17th Floor	respect of the Privilege
Toronto, ON	Fee and county
M4T 2S3 Fax: 416-925-5753	modification fee
$55,566.62 credit for
amounts pre-funded in
respect of regulatory
Lakes Kansas Casino Management, LLC	costs
c/o Lakes Entertainment, Inc.	$8,366,666.66 cash in	16.67%	$25,000,000
Attn: Damon Schramm	respect of the Privilege
130 Cheshire Lane, Suite 101	Fee and county
Minnetonka, MN 55305 Fax: 952-449-7069	modification fee

Total:	$25,433,333.00	100.00%	$150,000,000
Appendix II—Page 1

APPENDIX III

REPRESENTATIVES TO THE BOARD OF MANAGERS

Name	Appointed By	Voting	Contact Information
c/o Och-Ziff Real Estate
9 West 57th Street, 39th Floor
Steven E. Orbuch	KGH	Yes	New York, NY 10019
Fax: 212-790-0005
Email: sorbuch@ozcap.com

c/o Och-Ziff Real Estate
9 West 57th Street, 39th Floor
Nicholas E. Hecker	KGH	Yes	New York, NY 10019
Fax: 212-719-7487
Email: nicholas.hecker@ozcap.com

c/o Clairvest Group Inc.
22 St. Clair Ave. E., 17th Floor
Toronto, ON
B. Jeffrey Parr	Clairvest	Yes	M4T 2S3
Fax: 416-925-5753
Email: jeffp@clairvest.com

c/o Clairvest Group Inc.
22 St. Clair Ave. E., 17th Floor
Toronto, ON
Aly Champsi	Clairvest	No	M4T 2S3
Fax: 416-925-5753
Email: alyc@clairvest.com

c/o Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Tim Cope	Lakes	No	Minnetonka, MN 55305
Fax: 952-449-9353
Email: tcope@lakesentertainment.com
Appendix III—Page 1

APPENDIX IV
UNANIMOUS ACTIONS
Each of the following actions of the Company (including each Subsidiary) shall constitute, in addition to the other Unanimous Actions set forth in the Agreement, a Unanimous Action for purposes of the Agreement:
     1. Approving any material deviation by Lakes or the Company from the Initial Capital Budget, Capital Budget or Operating Budget approved in accordance with Section 4.5 of the Agreement.
     2. Incurring any debt for borrowed money or any liens or other security for debt (excluding ordinary course trade payables) where (a) such debt will cause the total debt of the Company to exceed 400% of the last twelve months’ Company EBITDA (or, prior to the first anniversary of the Project Opening, budgeted Company EBITDA, (b) the total cost of the Company’s debt is greater than 15% per annum or (c) the terms of such debt would materially, adversely and disproportionately restrict the rights of one or more Members (but not all of the Members) under Section 8.10 of the Agreement. “Company EBITDA” means net income of the Company (determined in accordance with GAAP, before extraordinary transactions) for the applicable Project operating year, before interest, income taxes, depreciation and amortization.
     3. Admitting new members of the Company other than in connection with a Permitted Transfer.
     4. Entering into any agreement providing for the sale of all or a material portion of the Company’s assets or a plan of exchange, merger or consolidation, other than as contemplated by the Agreement.
     5. Making any payment in favor of any Representative or Authorized Person other than salary and bonus and reimbursement of expenses agreed upon pursuant to the Agreement or under such Person’s employment or consulting agreement with the Company or its Subsidiary.
     6. Entering into or amending any agreement with an Affiliate of the Company.
     7. Qualifying the Company to do business in a jurisdiction in which the Company is not currently qualified (other than Kansas).
     8. Creating or acquiring any subsidiary other than (i) in the ordinary course of business (e.g., to effect a financing) or (ii) Chisholm.
     9. Providing a guarantee in respect of the obligations of a third party other than a wholly-owned Subsidiary.
     10. Increasing the size of the Board.
     11. Creating any committee of the Board or making any change to a committee of the Board.
Appendix IV—Page 1

     12. Changing the Company’s auditors, accounting policies (other than as required by GAAP) or any change to the definitions of “Allocation Year” or “Fiscal Year” in the Agreement.
     13. Amending or terminating the Lottery Contract; provided that the Licensing Withdrawal shall not be deemed a Unanimous Action.
     14. Appointing a new Person to conduct the Project Operations.
     15. Undertaking an initial public offering of equity interests in the Company.
     16. Instituting or settling any material legal action.
     17. Resolving or settling any regulatory matters or actions, including but not limited to those regarding the Kansas Lottery (other than ordinary course matters), subject to Item #7 on Appendix V to the Agreement.
     18. Taking any voluntary action to commence any bankruptcy or insolvency proceeding on behalf of the Company or to admit any allegations in any bankruptcy or insolvency proceeding brought against the Company.
     19. Winding up, liquidating or dissolving the Company.
     20. Acquiring any significant interest in any business (whether by purchase of assets, purchase of equity, merger or otherwise).
     21. Entering into any related-party transactions.
     22. Any material change to the Minimum Amenities or Non-Core Amenities following the termination (if any) of the Management Agreement.
Appendix IV—Page 2

APPENDIX V
SPECIAL UNANIMOUS ACTIONS
Each of the following actions of the Company (including each Subsidiary) shall constitute a Special Unanimous Action for purposes of the Agreement:
     1. Issuing a Call Notice for Capital Contributions to be made on a disproportionate basis (except as specifically provided in Section 2.2(b)).
     2. Acquiring any significant interest in any business (whether by purchase of assets, purchase of equity, merger or otherwise) where such acquisition is not of a business that is ancillary to the operation of the Project.
     3. Instituting, modifying or terminating any profit sharing, stock option or similar incentive arrangement (distinct from ordinary course employee bonuses pursuant to the Operating Budget).
     4. Entering into a new line of business other than the Business or making any material change to the Business of the Company.
     5. Making or incurring any liability to purchase or acquire any outstanding Interests other than in connection with Schedule 8.1 delivered to each of the Members in connection with this Agreement.
     6. Any material change to the Minimum Amenities or Non-Core Amenities prior to the termination (if any) of the Management Agreement.
     7. Resolving or settling any regulatory matters or actions, including but not limited to those regarding the Kansas Lottery (other than ordinary course matters) to the extent (i) such matters directly relate to Lakes and (ii) the Management Agreement has not been terminated.
     8. Creating any new class of Equity Securities.
Appendix V—Page 1